UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INFINERA CORPORATION

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Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2016

10:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Infinera Corporation, a Delaware corporation. Notice is hereby given that the meeting will be held on Thursday, May 12, 2016, at 140 Caspian Court, Sunnyvale, California 94089 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect to the Board of Directors (the “Board”) the three nominees for Class III directors named in the Proxy Statement;

2.	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement;

3.	To approve Infinera’s 2016 Equity Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 16, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that Infinera will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need more quickly and conveniently, while lowering the cost of delivery and reducing the environmental impact of the Annual Meeting.

As a stockholder of Infinera, your vote is important. Whether or not you expect to attend the Annual Meeting in person, it is important that you vote as soon as possible so that your shares are represented. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about March 24, 2016.

On behalf of the Board, thank you for your participation in this important annual process.

By Order of the Board,
/S/ JAMES L. LAUFMAN
James L. Laufman
Senior Vice President, General Counsel and Secretary

Sunnyvale, California
March 24, 2016

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INFINERA CORPORATION

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read and consider carefully the complete Proxy Statement before voting.

2016 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Pacific Time, on Thursday, May 12, 2016
Place:	Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089
Record Date:	March 16, 2016
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

Agenda Items	Board Vote Recommendation	Page Reference (for more detail)
1. To elect to the Board of Directors the three nominees for Class III directors named in the Proxy Statement.	FOR EACH DIRECTOR NOMINEE	7
2. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	FOR	51
3. To approve Infinera’s 2016 Equity Incentive Plan.	FOR	52
4. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	FOR	62
5. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

Board Nominees

Name	Age	Director Since	Independent(1)	Committee Memberships(2)
				AC	CC	NGC	TAC
John P. Daane	52	2016	X	—	M	—	—
Marcel Gani	63	2014	X	M	C	—	—
Mark A. Wegleitner	65	2011	X	—	—	C	C

AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Governance Committee

TAC = Technology and Acquisition Committee; C = Chairman; M = Member

(1)	Under the rules and regulations of the U.S. Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market (“NASDAQ”).
(2)	Committee memberships are as of the date of this Proxy Statement. Changes to the composition of certain committees were made by the Board of Directors on February 24, 2016.

Board and Governance Highlights

Board Independence. After this meeting, six out of eight of our directors will be independent. Currently seven out of nine of our directors are independent.

Board Composition. After this meeting, the size of the Board of Directors will be fixed at eight and is divided into three classes. The Board of Directors annually assesses its performance through a board self-evaluation.

Board Committees. We have four committees of the Board of Directors—Audit, Compensation, Nominating and Governance, and Technology and Acquisition. With the exception of the Technology and Acquisition Committee (David F. Welch, our President, serves on this committee), all other committees are composed entirely of independent directors.

Leadership Structure. We have separated the positions of Chairman and Chief Executive Officer (“CEO”).

Director Stock Ownership. Each non-employee director is required to own shares of Infinera common stock having a value of at least four times the annual cash retainer.

Risk Oversight. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of overall risk management.

Fiscal 2015 Business Highlights

We continued our transformation to a multi-market company in fiscal 2015 by adding metro and cloud/data center interconnect (“DCI”) to our core long-haul business. In August 2015, we successfully completed our public offer to the shareholders of Transmode AB (“Transmode”), a metro packet-optical networking company based in Stockholm, Sweden. In addition, we enhanced our position in the DCI market in fiscal 2015 by expanding our Cloud Xpress offering to include 10 gigabit Ethernet (“GbE”), 40 GbE and 100 GbE client interfaces to meet additional customer requirements. We also introduced the XT-500, to provide a compact wavelength-division multiplexing (“WDM”) solution optimized for long-haul interconnect applications.

Overall, we grew total revenue by 33% compared to fiscal 2014 including revenue from Transmode in the post-acquisition period. Organically, excluding the partial year of Transmode revenue, our revenue grew in the mid-20% range in fiscal 2015, marking the third consecutive year we have grown significantly faster than the overall WDM market. We also continued to expand our gross margin and operating margin in fiscal 2015, demonstrating the leverage we have achieved from our vertical integration, the value proposition of our Intelligent Transport Network and our commitment to prudent expense management. Highlights included:

•	Revenue was $886.7 million in fiscal 2015, compared to $668.1 million in fiscal 2014 and $544.1 million in fiscal 2013.

•

GAAP gross margin in fiscal 2015 was 45.5%, compared to 43.2% in fiscal 2014 and 40.2% in fiscal 2013. Non-GAAP gross margin(1) was 47.8% in fiscal 2015, compared to 44.0% in fiscal 2014 and 41.6% in fiscal 2013.

•

GAAP operating income was $59.7 million in fiscal 2015, compared to operating income of $27.3 million in fiscal 2014 and operating loss of $24.1 million in fiscal 2013. Non-GAAP operating income(1) was $116.5 million in fiscal 2015, compared to $55.7 million in fiscal 2014 and $7.8 million in fiscal 2013.

•

GAAP net income in fiscal 2015 was $51.4 million, or $0.36 per diluted share, compared to $13.7 million, or $0.11 per diluted share, in fiscal 2014, and a net loss of $32.1 million, or $0.27 per diluted share in fiscal 2013.

(1)

As used in this Proxy Statement, GAAP refers to U.S. generally accepted accounting principles. For a reconciliation of GAAP to non-GAAP gross profit, gross margin and operating income for fiscal years 2015, 2014 and 2013, please see Appendix A to this Proxy Statement.

Executive Compensation Program Highlights

Our executive compensation program continues to be designed to balance near-term results with long-term success and continues to encourage our executive officers (including our named executive officers (“NEOs”) for fiscal 2015) to build value through innovation and execution. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding executive compensation made by our Compensation Committee. As explained in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the design of our executive compensation program for fiscal 2015 promoted the continued

strong alignment of the interests of our executive officers with those of our stockholders. Highlights of our executive compensation program for fiscal 2015 included:

•	The majority of our CEO’s fiscal 2015 target total direct compensation was in equity.

•

66% of our CEO’s target total direct compensation (the sum of base salary, target cash incentive opportunity and target equity incentive compensation) was in the form of equity awards, which links our CEO’s compensation directly to the value of our common stock. In fiscal 2015, our CEO received two performance-based restricted stock unit (“PSU”) awards for a total of 79,540 shares of our common stock (at target attainment) and a time-based restricted stock unit (“RSU”) award for 55,240 shares of our common stock.

•	The majority of our CEO’s fiscal 2015 target total direct compensation and target equity compensation were at risk.

•

59% of our CEO’s target total direct compensation was fully “at risk.” This significant portion of his compensation was based on our performance against measurable performance objectives set forth under the fiscal 2015 bonus plan (the “2015 Bonus Plan”) and PSU awards.

•

60% of our CEO’s target equity compensation was in the form of PSU awards. These PSU awards could be earned based on (i) our relative total stockholder return (“TSR”) performance measured over three performance periods against the Standard & Poor’s North American Technology Multimedia Networking Index (“S&P Networking Index”)(the “2015 TSR Award”); and (ii) achievement of a pre-established minimum revenue target for sales of our CX family of products (“CX PSU Award”).

•

Our fiscal 2015 PSU awards included rigorous performance requirements. To support our “pay-for-performance” philosophy and further emphasize the importance of creating long-term stockholder value, our fiscal 2015 PSU awards contain several features we consider to be best practices. The 2015 TSR Award is consistent with prior year awards that measured our stock performance against a networking index. In fiscal 2015, we also included the CX PSU Award to highlight the importance of a new platform key to our long-term success.

2015 PSUs Measured on Relative TSR

•

Sustained performance requirement. To earn the maximum number of shares under the 2015 TSR Award, which is 150% of the target number of shares, our TSR must exceed that of the S&P Networking Index by 25 points or more as calculated on each of the one, two and three year measurement periods (coinciding with the end of our fiscal 2015, 2016 and 2017).

•

Steeper downside risk. The number of shares that may be earned under the 2015 TSR Award is reduced one and one-half times faster if our TSR underperforms the S&P Networking Index (3-to-1 downside) than it is increased if our TSR outperforms the S&P Networking Index (2-to-1 upside). For example, if we underperform the S&P Networking Index by 10 points of TSR, 70% of the target number of shares subject to the award would be earned. If we outperform the S&P Networking Index by 10 points of TSR, 120% of the target number of shares subject to the award would be earned.

•

Payment cap. Regardless of our performance versus the S&P Networking Index, the number of shares that may be earned under the 2015 TSR Award is capped at 100% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the S&P Networking Index in challenging market conditions, this award only provides rewards above the target performance level if incremental stockholder value is created.

PSUs Measured on Financial Objectives

•

In fiscal 2015, we included the CX PSU Award tied to revenue targets for a group of new products. To earn the shares subject to the CX PSU Award at target, a meaningful minimum revenue threshold was set for our new CX family of products.

•

Our fiscal 2015 payouts reflect our pay-for-performance philosophy. Our fiscal 2015 payouts reflect our continued strong performance and execution. As indicated above, a significant portion of our executive compensation program is designed to align the compensation outcomes for our NEOs with performance against measurable objectives. Our fiscal 2015 revenue and non-GAAP operating income results demonstrated significant growth over fiscal 2014 and exceeded the maximum levels established under our fiscal 2015 Bonus Plan for the financial objectives, resulting in the maximum payout for the financial component at 150%. As of the end of fiscal 2015, we had three PSU award programs outstanding for which fiscal 2015 was part of the performance period. We continued to outperform both the S&P Networking Index and the NASDAQ Telecommunications Index (“Telecomm Index”) for our fiscal 2015 PSU awards, fiscal 2014 PSU awards and fiscal 2013 PSU awards, which resulted in maximum payouts (150% of target) for the performance periods that concluded at the end of our fiscal 2015.

•

We continue to maintain sound corporate governance policies and practices. We seek to maintain sound corporate governance standards and recently we introduced majority voting for the election of directors, which under the previous standard had been determined by plurality voting. During fiscal 2015, the following policies and practices continued to be in effect:

• Executive Clawback Policy • Anti-Hedging Policy • No Pledging of our Common Stock by NEOs • Fully Independent Compensation Committee • Stock Ownership Policy • No Guaranteed Bonuses

•    No Tax Gross-Ups

•    “Double-Trigger“ Change-of-Control Agreements

•    Annual Compensation Risk Assessment

•    No Executive Perquisites

•    Independent Compensation Consultant Reporting Directly to Compensation Committee

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PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Directors (the “Board”) of Infinera Corporation (referred to herein as “Infinera,” “we,” “us” or “our”) is providing you access to these proxy materials in connection with the solicitation of proxies by the Board for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 12, 2016 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These materials were first sent or given to stockholders on or about March 24, 2016.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, Infinera is furnishing the proxy materials to its stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive the Notice by email will save us the cost of printing and mailing the documents to you and will reduce the impact of the Annual Meeting on the environment. If you choose to receive the Notice by email, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive the Notice by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders of record and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at our principal executive offices, located at 140 Caspian Court, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on March 16, 2016 (the “Record Date”). If you are a stockholder of record, please bring a form of personal identification to be admitted to the meeting. If your shares are held in the name of your broker, trustee or other nominee, you must obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, together with a form of personal identification, to be admitted to the meeting. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

•	The election of three Class III directors to serve until the 2019 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

•	The approval, on an advisory basis, of the compensation of Infinera’s named executive officers, as described in this Proxy Statement;

•	The approval of the Infinera Corporation 2016 Equity Incentive Plan (the “2016 Plan”); and

•	The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby at their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:	Proposal 1—Directors are elected by a majority vote, which requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote for each nominee at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—Approval, on an advisory basis, of the compensation of Infinera’s named executive officers requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—Approval of the 2016 Plan requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Proposal 4—Ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2016, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 4.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are the stockholder of record with respect to those shares, and the Notice has been sent directly to you.

Beneficial Owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, refer to the voting instruction card provided by your broker, trustee or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 141,417,504 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares held as of the Record Date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker non-votes are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker non-vote and how are they counted at the Annual Meeting?

A:	A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not exercise available discretionary voting power with respect to that proposal or, in the absence of discretionary voting power, has not received instructions from the beneficial owner on how to vote the shares. Broker non-votes will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal.

Q:	Which proposals are considered “routine” or “non-routine?”

A:	The election of directors (Proposal 1), the non-binding advisory vote on Infinera’s named executive officer compensation (Proposal 2) and the approval of the 2016 Plan (Proposal 3) are “non-routine” matters for which discretionary voting power does not exist under applicable rules. A broker, trustee or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals 1, 2 and 3. Thus, if you hold your shares beneficially in street name and you do not instruct your broker, bank or other nominee how to vote with respect to Proposals 1, 2 and 3, no votes will be cast on your behalf.

The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered a “routine” matter for which discretionary voting power exists under applicable rules. A broker, trustee or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 4.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of Record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method. To vote in person, please bring a form of personal identification to be admitted to the meeting.

Beneficial Owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy issued in your name from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Otherwise, you will not be permitted to vote at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy (please refer to the voting instructions in the Notice or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee (please refer to the voting instructions provided to you by your broker, trustee or other nominee).

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or other nominees.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you are a stockholder of record and have not already received one, you may request a proxy card from Infinera, and indicate your vote by completing, signing and dating the card where indicated and returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you are a stockholder of record or have obtained a proxy voting form from your broker, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. If you are a beneficial owner of shares and your broker, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1, 2 and 3 and will be counted as broker non-votes, and with respect to Proposal 4 will be voted at the discretion of your broker, trustee or other nominee.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record—If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent to our principal executive offices, Attn: Corporate Secretary. A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m. Eastern Time, on the day prior to the Annual Meeting.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions by any of the applicable voting methods allowed to your broker, trustee or other nominee or (2) attending the Annual Meeting and voting in person if you have obtained a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will bear all expenses of soliciting proxies for the Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, as our proxy solicitor to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Morrow’s fees for this service are estimated to be $9,500 plus expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC.

Q:	Are votes confidential? Who counts the votes?

A:	We will continue to hold the votes of all stockholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against Infinera;

•	in the case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

A representative from Computershare will serve as the inspector of election.

Additional Information

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:	If you receive more than one Notice or set of proxy materials, your shares are likely registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access Infinera’s proxy materials and Annual Report on Form 10-K via the Internet?

A:	Our proxy materials will be available on our website at www.infinera.com/annual_meeting, and all stockholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to in the Notice at www.proxyvote.com. Our Annual Report on Form 10-K for the fiscal year ended December 26, 2015 (the “2015 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2015 Annual Report by going to Infinera’s website at www.infinera.com/annual_meeting. The 2015 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

Q:	What information from this proxy statement is incorporated by reference into certain Company SEC filings?

A:	We have made previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Q:	How can I view or request copies of Infinera’s corporate documents and SEC filings?

A:	Our website contains our Amended and Restated Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Business Conduct and Ethics, and SEC filings. To view these documents, go to www.infinera.com, click on “Investor Relations” under the “Company” heading and then click on “Corporate Governance.” To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.infinera.com, click on “Investor Relations” under the “Company” heading and then click on “SEC Filings” under the “Financials” heading.

We will promptly deliver free of charge, upon request, a copy of our Corporate Governance Guidelines, Board committee charters or Code of Business Conduct and Ethics to any stockholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

We will promptly deliver free of charge, upon request, a copy of the 2015 Annual Report and this Proxy Statement to any stockholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The Board currently consists of nine directors and is divided into three classes. Each class of the Board serves a staggered three-year term. Our Class III directors, whose terms expire at the Annual Meeting, are John P. Daane, Marcel Gani and Mark A. Wegleitner. On January 14, 2016, Carl Redfield informed the Board that he will be resigning from the Board effective immediately prior to the Annual Meeting and will not be standing for re-election. In addition, on January 26, 2016, James A. Dolce, Jr. resigned from the Board. After the Annual Meeting, the Board will consist of eight members.

There are three nominees for election to Class III of the Board this year, Messrs. Daane, Gani and Wegleitner. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for our Class III directors, if elected, will serve for a three-year term expiring at the 2019 Annual Meeting of Stockholders, or until his successor is duly elected and qualified, or until his earlier death, resignation or removal from the Board.

On February 24, 2016, the Board approved an amendment and restatement of our Bylaws to provide for majority voting in the election of directors. The Bylaws provide that each director nominee be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The Board, after taking into consideration the recommendation of the Nominating and Governance Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes against his or her election than votes for such election.

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee generally recommends that any new director be appointed to the class of directors that is up for re-election at the next annual meeting of stockholders, while maintaining the quality of distribution of the three classes of directors that comprise the Board. The Nominating and Governance Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to our business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of NASDAQ and the SEC, such as the requirements to have a majority of independent directors and an Audit Committee Financial Expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with our business, operations and markets.

Each of the nominees to fill positions as Class III directors has consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to the Annual Meeting, proxies solicited by the Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, at its option, or may decide to further reduce the number of directors that constitute the entire Board.

Information Regarding Nominees and Continuing Directors

Set forth below is information regarding each person nominated for election as a Class III director at the Annual Meeting, as well as for each director continuing service on the Board, including their ages as of March 24, 2016, the periods during which they have served as a director, certain information as to their principal occupations, directorships they hold in corporations whose shares are publicly registered and qualifications for serving as a member of the Board, including the skills, qualities, attributes and experiences that led the Board to determine it is appropriate to nominate these directors.

Nominees for Election as Class III Directors whose terms expire at the 2016 Annual Meeting of Stockholders. If re-elected the Class III Directors terms would expire at the 2019 Annual Meeting of Stockholders.

John P. Daane Director since 2016 Age 52

John P. Daane has been a member of our Board since January 2016. Mr. Daane served as President, CEO, and a board member of Altera Corporation, a semiconductor company, from November 2000 through Altera’s acquisition by Intel Corporation in December 2015. Mr. Daane also served as Chairman of Altera’s board from May 2003 through December 2015. From June 1985 through November 2000, Mr. Daane worked for LSI Logic Corporation, a semiconductor manufacturer, in a variety of positions starting as an engineering intern and ending as Executive Vice President of the Communication Product Divisions, including the Networking, Wireless, Telecom, Computer and Consumer Divisions, and central engineering. Mr. Daane also served as a board member of the Semiconductor Industry Association from January 2003 through December 2015. Mr. Daane holds a B.A. in Artificial Intelligence from the University of California at Berkeley.

The Board believes that Mr. Daane brings extensive executive leadership experience in the technology industry, including as the former CEO of Altera. His service as a former CEO of a large public company combined with his technology expertise allows him to provide significant contributions to the Board. The Board also benefits from his service as a member of the Compensation Committee.

Marcel Gani Director since 2014 Age 63

Marcel Gani has been a member of our Board since June 2014. Mr. Gani has been an independent consultant since 2009. His previous experience includes Lecturer in Accounting and Finance at the Leavey School of Business at Santa Clara University, and multiple roles at Juniper Networks, Inc., including Chief of Staff from January 2005 to March 2006 and Executive Vice President and Chief Financial Officer (“CFO”) from February 1997 to December 2004. Prior to Juniper, Mr. Gani served as Vice President and CFO of NVIDIA Corporation from February 1996 to February 1997. Mr. Gani also served as CFO of Grand Junction Networks, Primary Access Corporation and NeXT Computer, Inc. Mr. Gani currently serves on the board of directors of SolarEdge Technologies, Inc., a power optimizer solutions company. Mr. Gani previously served on the board of directors of Envivo, Inc., a video technology company, from May 2011 through October 2015.

The Board believes that Mr. Gani’s executive management experience as a former CFO for various public and private companies in the technology industry provides the Board with broad experience in finance, including accounting and financial reporting. In addition, the Board also benefits from his service as Chairman of our Compensation Committee and a member of our Audit Committee, as well as an Audit Committee Financial Expert.

Mark A. Wegleitner Director since 2011 Age 65

Mark A. Wegleitner has been a member of the Board since May 2011. Since April 2011, Mr. Wegleitner has served as President of Wegleitner Consulting, LLC, a privately owned telecommunications consulting company. From September 2007 until his retirement in July 2010, Mr. Wegleitner served as the Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks. From July 2000 to September 2007, he served as Chief Technology Officer (“CTO”) for Verizon, with responsibility for wireline communications technologies. Prior to the creation of Verizon, Mr. Wegleitner held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including CTO from January 1999 to July 2000. Prior to joining Bell Atlantic, he worked at Bell Laboratories and AT&T General Departments.

The Board believes that Mr. Wegleitner’s extensive experience in the telecommunications industry provides the Board with a high level of expertise and experience. The Board also benefits from Mr. Wegleitner’s service as Chairman of our Nominating and Governance Committee and our Technology and Acquisition Committee.

Incumbent Class II Directors whose terms expire at the 2018 Annual Meeting of Stockholders.

Paul J. Milbury Director since 2010 Age 67

Paul J. Milbury has been a member of the Board since July 2010. Mr. Milbury served as Vice President of Operations and CFO of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems, Inc., a networking and telecommunications company, in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and CFO of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury currently serves on the board of directors of Gigamon, Inc., a provider of network traffic visibility solutions, enabling stronger security and superior performance.

As Chairman of our Audit Committee and as an Audit Committee Financial Expert, Mr. Milbury provides the Board with a strong understanding and high level of experience in the areas of finance, accounting and operations. The Board also benefits from Mr. Milbury’s service as a member of our Compensation Committee, his executive management experience at Starent Networks, Cisco Systems and Avid Technology, and his experience as a director at various public and private companies.

David F. Welch, Ph.D. Director since 2010 Age 55

David F. Welch, Ph.D. co-founded Infinera and has served as our President since June 2013 and as a member of the Board since October 2010. Dr. Welch has served as our Executive Vice President, Chief Strategy Officer from January 2004 to June 2013, as our Chief Development Officer/Chief Technology Officer from May 2001 to January 2005, as our Chief Marketing Officer from January 2005 to January 2009, and as a member of our Board from May 2001 to November 2006. Prior to joining Infinera, Dr. Welch served in various executive roles, including as Chief Technology Officer of the Transmission Products Group of JDS Uniphase Corporation, an optical component company, and Chief Technology Officer and Vice President of Corporate Development of SDL Inc., an optical component company. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. He is a Fellow of OSA and the Institute of Electrical and Electronics Engineers.

As co-founder and President of Infinera, Dr. Welch has strong institutional knowledge of Infinera, coupled with a deep technical understanding of the optical networking industry. The Board believes that Dr. Welch’s leadership skills, industry experience and comprehensive technical knowledge provide the Board with an important perspective into our product development, marketing and selling strategies. The Board also benefits from Dr. Welch’s service as a member of our Technology and Acquisition Committee.

Incumbent Class I Directors whose terms expire at the 2017 Annual Meeting of Stockholders.

Thomas J. Fallon Director since 2009 Age 54

Thomas J. Fallon has served as our CEO since January 2010 and as a member of our Board since July 2009. From January 2010 to June 2013, Mr. Fallon also served as our President. Mr. Fallon served as our Chief Operating Officer from October 2006 to December 2009, and as our Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations at Cisco Systems. From March 1991 to August 2003, Mr. Fallon served in a variety of functions at Cisco, including General Manager of the Optical Transport Business Unit and Vice President of Service Provider Manufacturing. Prior to joining Cisco, Mr. Fallon served in various manufacturing roles at Sun Microsystems and Hewlett Packard. Mr. Fallon currently serves on one other public company board, Hercules Capital, Inc., a specialty finance company. Mr. Fallon also serves on the Engineering Advisory Board of the Cockrell School at the University of Texas.

As the CEO of Infinera, the Board believes that Mr. Fallon provides significant institutional knowledge of Infinera and industry knowledge, as well as key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Mr. Fallon’s leadership skills and executive management experience, along with his operational management experience and technical expertise, enable Mr. Fallon to make significant contributions to the Board.

Kambiz Y. Hooshmand Director since 2009 Age 54

Kambiz Y. Hooshmand has been a member of the Board since December 2009 and has served as Chairman of the Board since October 2010. From March 2005 to May 2009, Mr. Hooshmand served as President and CEO of Applied Micro Circuits Corporation (“AMCC”), a communications solutions company. From February 2002 to March 2005, Mr. Hooshmand served as Group Vice President and General Manager of Cisco Systems. From March 2000 to February 2002, Mr. Hooshmand served as Vice President and Division General Manager of the DSL Business Unit at Cisco Systems. From June 1997 to February 2000, Mr. Hooshmand served as Cisco Systems’ Vice President of Engineering. From January 1992 to June 1997, Mr. Hooshmand served as Director of Engineering of StrataCom, Inc., a networking solutions company, which was acquired by Cisco Systems. Mr. Hooshmand served on the board of directors of Power-One, Inc., an energy efficient power solutions company, from October 2009 to July 2013. Power-One was acquired by ABB Ltd., a power and automation technology company, in July 2013.

As the Chairman of the Board of Infinera, Mr. Hooshmand brings his leadership skills, industry experience and comprehensive knowledge of our business, financial position and operations to the Board deliberations. Mr. Hooshmand brings significant executive management and technical experience in the networking industry as a result of his executive positions at AMCC, Cisco Systems and StrataCom. The Board also benefits from Mr. Hooshmand’s service as a member of our Audit Committee, Nominating and Governance Committee and Technology and Acquisition Committee.

Rajal M. Patel Director since 2015 Age 47

Rajal M. Patel has been a member of the Board since September 2015. Mr. Patel brings more than 20 years of experience in scaling cloud infrastructure and applications for consumer Internet, SaaS and other service providers globally. Since March 2014, Mr. Patel has served as the Head of Cloud Engineering at Pinterest. Prior to Pinterest, Mr. Patel served as Senior Vice President for Technical Operations at Salesforce.com from July 2013 to December 2013. Mr. Patel was Vice President for Cloud Services Engineering at Cisco from April 2010 to July 2013 for the Webex collaboration portfolio, and held various engineering and management roles at Yahoo! Inc. from 2004 to early 2010. Prior to joining Yahoo!, Mr. Patel worked at Exodus Communications, which was shortly thereafter acquired by Cable and Wireless. While at Cable and Wireless, Mr. Patel served as Vice President of Network Services and facilitated the integration of Exodus technology assets into Cable and Wireless. Mr. Patel began his career at Pacific Bell, which is now AT&T, and over a 10 year span was last the GM of the Advanced Technologies Group.

With over 20 years of experience in technology management and engineering over several transformations of infrastructure and networking technologies ranging from traditional service providers to the most modern webscale networks at the advent of consumer internet providers, the Board believes that Mr. Patel’s leadership and know-how are additive to Infinera as it pursues these markets. The Board also benefits from his service on the Nominating and Governance Committee and Technology and Acquisition Committee.

Vote Required

Directors are elected by a majority vote, which means that each of the three director nominees requires the affirmative vote of a majority of the votes cast in order to be elected. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 1—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the three Class III nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We have adopted a number of policies and practices, some of which are described below, that highlight our commitment to sound corporate governance principles. We also maintain a Corporate Governance section on the Investor Relations page on our website, which can be found at www.infinera.com.

Independence of the Board

In accordance with the current listing standards of NASDAQ, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that, with the exception of Mr. Fallon and Dr. Welch, both of whom are employees of Infinera, all of its members are “independent directors,” using the definition of that term in the listing standards of NASDAQ. Also, all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as more fully described below, are independent directors.

Stockholder Communications with the Board

Stockholders may communicate with the Board by writing to the following address:

Board of Directors

c/o Corporate Secretary

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. At the direction of the Board, all mail received may be opened and screened for security purposes. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

Board Leadership Structure

In January 2010, we separated the positions of Chairman of the Board and CEO. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chairman of the Board with responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things.

The Board believes that its leadership structure is appropriate. The Board also believes that the combination of an independent chairman, three of our four committees comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Board Oversight of Risk

Risk is inherent with every business and the Board is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. In addition, each of the committees of the Board considers any risks that may be within its area of responsibilities and Board members, or Board committee members, periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Technology and Acquisition Committee assists the Board in fulfilling its oversight responsibilities with respect to managing the risks associated with technology development and acquisitions and investments. Each of the committee Chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

Code of Business Conduct and Ethics

We recently updated our Code of Business Conduct and Ethics, which applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and our directors. The Code of Business Conduct and Ethics reflects our policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our Code of Business Conduct and Ethics. A copy of our Code of Business Conduct and Ethics is posted on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, c/o Corporate Secretary, 140 Caspian Court, Sunnyvale, California 94089. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which govern, among other things, board composition, board responsibilities, committee composition, management succession and stockholder communications. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

Stock Ownership Policy

The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, the Board has adopted a Stock Ownership Policy for our directors and executive officers who are designated as reporting officers under Section 16 of the Exchange Act (“Section 16 Officers”). For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices – Stock Ownership Policy.”

Information Regarding the Board and its Committees

The Board met eight times during fiscal 2015. The Board did not act by written consent during fiscal 2015. During fiscal 2015, each director then in office attended 75% or more of the meetings of the Board and the committees on which he served during the period for which he was a director, committee chairman or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board. Directors are encouraged, but not required, to attend our annual meetings of stockholders. Two members of the Board attended our 2015 Annual Meeting of Stockholders.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Technology and Acquisition Committee. Mr. Fallon does not serve on any committees of the Board. All members served the entire fiscal year unless otherwise noted. The following table provides membership and meeting information for the Board and each of the committees of the Board as of the end of fiscal 2015:

Name	Board(1)	Audit	Compensation	Nominating and Governance	Technology and Acquisition
James A. Dolce, Jr.(2)	M	—	—	—	M
Thomas J. Fallon	M	—	—	—	—
Marcel Gani	M	M	—	M	—
Kambiz Y. Hooshmand	C	M	—	M	C
Paul J. Milbury	M	C	M	—	—
Rajal M. Patel(3)	M	—	—	—	—
Carl Redfield(4)	M	—	M	C	—
Mark A. Wegleitner	M	—	C	—	M
David F. Welch, Ph.D.	M	—	—	—	M

Total Meetings in Fiscal 2015	8	8	7	4	3

C = Chairman; M = Member

(1)	Mr. Daane was appointed to the Board effective January 14, 2016 and did not begin his service as a director until after the end of fiscal 2015.
(2)	Mr. Dolce resigned as a director effective January 26, 2016.
(3)	Mr. Patel was appointed as a director effective September 17, 2015.
(4)	On January 14, 2016, Mr. Redfield informed the Board that he will be resigning from the Board effective immediately prior to the Annual Meeting and will not be standing for re-election.

Below is a description of each standing committee of the Board as well as the current composition of each committee.

Audit Committee

The Audit Committee reviews and monitors our financial statements, financial reporting process and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm as well as our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Any related party transactions are subject to approval by our Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. In addition, the Audit Committee meets in executive sessions, without management present and with the independent registered public accounting firm, during most regular meetings of the Audit Committee. A copy of the Audit Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

The current members of the Audit Committee are Messrs. Gani, Hooshmand and Milbury. Mr. Milbury chairs the Audit Committee. The Audit Committee met eight times during fiscal 2015. The Audit Committee did not act by written consent during fiscal 2015. Each member of our Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. In addition to qualifying as independent under the NASDAQ rules, each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ Audit Committee requirements. The Board has determined that Messrs. Gani and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Gani and Milbury any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation policies and programs. The Compensation Committee establishes our compensation philosophy and policies, administers all of our compensation plans for executive officers, and recommends the compensation for the non-employee directors of the Board. The Compensation Committee seeks to assure that our compensation policies and practices promote stockholder interests and support our compensation objectives and philosophy as described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

During fiscal 2015, the members of the Compensation Committee were Messrs. Milbury, Redfield and Wegleitner. The current members of the Compensation Committee as of February 24, 2016 are Messrs. Daane, Gani, Milbury and Redfield. Mr. Wegleitner chaired the Compensation Committee through February 24, 2016 and was replaced as chair by Mr. Gani. The Compensation Committee met seven times during fiscal 2015. The Compensation Committee acted by written consent one time during fiscal 2015. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and satisfies the director and compensation committee independence requirements under the listing standards of NASDAQ.

On January 14, 2016, Mr. Redfield informed the Board that he will be resigning from the Board and as a member of the Compensation Committee effective immediately prior to the Annual Meeting and will not be standing for re-election.

Non-Executive Equity Award Subcommittee

The guidelines for the size of new hire, promotional and annual retention equity awards for Section 16 Officers are reviewed and approved by the Compensation Committee. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee (the “Subcommittee”), consisting of the CEO, General Counsel and Vice President of Human Resources, the authority to formally approve new hire, promotional and annual retention equity awards to certain employees pursuant to guidelines pre-approved by the Compensation Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. The delegation of authority to the Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards at their discretion. The Subcommittee acted by written consent 12 times during fiscal 2015.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and recommends changes to corporate governance policies and practices applicable to Infinera. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of stockholders. The Nominating and Governance Committee also oversees an annual board evaluation process to determine whether the Board is functioning effectively. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, and evaluating and making recommendations to the Board concerning corporate governance matters. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of the Nominating and Governance Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

During fiscal 2015, the members of the Nominating and Governance Committee were Messrs. Gani, Hooshmand and Redfield. The current members of the Nominating and Governance Committee as of February 24, 2016 are Messrs. Hooshmand, Patel, Redfield and Wegleitner. Mr. Redfield chaired the Nominating and Governance Committee through February 24, 2016 and was replaced as chair by Mr. Wegleitner. The Nominating and Governance Committee met four times during fiscal 2015. The Nominating and Governance Committee did not act by written consent during fiscal 2015. Each member of the Nominating and Governance Committee satisfies the independence requirements under the listing standards of NASDAQ.

On January 14, 2016, Mr. Redfield informed the Board that he will be resigning from the Board and as a member of the Nominating and Governance Committee effective immediately prior to the Annual Meeting and will not be standing for re-election.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of our directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. While we do not have a formal written policy on director diversity, the Board and the Nominating and Governance Committee consider diversity when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These factors, and others considered useful by our Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of our Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

Our Nominating and Governance Committee leads the search for, selects and recommends candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Board typically have been suggested by other members of the Board or by our executive officers. From time to time, our Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by stockholders are evaluated by our Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Corporate Secretary at our principal executive offices, and must include the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual would be a nominee for election to the Board;

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy, and (b) if elected, to serve on the Board;

•	The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Technology and Acquisition Committee

The Technology and Acquisition Committee reviews with management, makes recommendations to the Board on and, when expressly authorized by the Board, approves acquisitions, investments, joint ventures and other strategic transactions in which we may engage from time to time. The Technology and Acquisition Committee also evaluates the execution, financial results and integration of any such potential transactions. In addition, the Technology and Acquisition Committee provides advice and counsel on matters relating to technology development and innovation, as well as enhancing the Board’s understanding to allow for better input and direction regarding our strategy, progress and risks. A more detailed description of the Technology and Acquisition Committee’s functions can be found in our Technology and Acquisition Committee charter. A copy of the Technology and Acquisition Committee charter is available on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

During fiscal 2015, the members of the Technology and Acquisition Committee were Messrs. Dolce, Hooshmand and Wegleitner and Dr. Welch. The current members of the Technology and Acquisition Committee as of February 24, 2016 are Messrs. Hooshmand, Patel and Wegleitner and Dr. Welch. Mr. Hooshmand chaired the Technology and Acquisition Committee through February 24, 2016 and was replaced as chair by Mr. Wegleitner. The Technology and Acquisition Committee met three times during fiscal 2015. The Technology and Acquisition Committee did not act by written consent during fiscal 2015. Mr. Dolce resigned as a director effective January 26, 2016.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, the Compensation Committee of the Board consisted of Messrs. Milbury, Redfield and Wegleitner. None of these individuals was at any time during fiscal 2015, or at any other time, an executive officer or employee of Infinera. No member of our Compensation Committee had any relationship with Infinera during fiscal 2015 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

COMPENSATION OF DIRECTORS

Our compensation program for our non-employee directors is designed to attract and retain highly-qualified, independent directors to represent stockholders on the Board and to act in their best interests. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board. During fiscal 2015, the Compensation Committee engaged an outside advisor to provide relevant market data regarding our director compensation program in order to review the program. The Compensation Committee and Board determined that a mix of cash compensation and equity awards should continue to be used in our compensation program for our non-employee directors. Directors who are also employees of Infinera do not participate in our director compensation program, nor do they receive any additional compensation for their service as directors. The full Board approved some changes to the director cash compensation program beginning in fiscal 2016 as noted below.

Director Fees

During fiscal 2015, our cash compensation program for our non-employee directors was as follows:

Position	Annual Retainer Fee ($)
Non-Employee Director	50,000
Chairman of the Board	40,000
Audit Committee Chair	30,000
Audit Committee Member	12,500
Compensation Committee Chair	20,000
Compensation Committee Member	8,000
Nominating and Governance Committee Chair	10,000
Nominating and Governance Committee Member	5,000
Technology and Acquisition Committee Chair	10,000
Technology and Acquisition Committee Member	5,000

Beginning at the start of fiscal 2016, the Board approved changes to our cash compensation program for non-employee directors as follows: the annual retainer for the Chairman of the Board was increased from $40,000 annually to $50,000 annually; the annual retainer for the members of the Compensation Committee was increased from $8,000 annually to $10,000 annually; the annual retainer for the Chair of the Nominating and Governance Committee was increased from $10,000 annually to $11,000 annually; and the annual retainer for the members of the Nominating and Governance Committee was increased from $5,000 annually to $6,000 annually.

We do not pay any meeting fees for the Board or any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees are paid in arrears. In addition, we have a policy of reimbursing our non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Equity Awards

Non-employee directors are eligible to receive equity awards as follows:

•

Initial RSU Award. Each individual who commences service as a non-employee director upon his or her election or appointment to the Board at an annual meeting of stockholders will receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000. The Initial RSU Award vests in annual installments over three years, provided that the non-employee director remains a service provider of Infinera on each applicable vesting date.

•

Annual RSU Award. On the date of each annual meeting of stockholders, each individual who continues to serve as a non-employee director after that annual meeting will be eligible to receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000. The Annual RSU Award will vest as to 100% of the shares on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of Infinera on the vesting date.

In addition to the Initial RSU Award, any individual who is first elected or appointed as a non-employee director other than at an annual meeting of stockholders and at least six months prior to the next annual meeting of stockholders will also be eligible for a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000 pro-rated for the number of months remaining until the next scheduled annual meeting of stockholders.

For the Annual RSU Award in connection with the 2015 Annual Meeting of Stockholders, we granted RSU awards in the amount of 7,913 shares of Infinera common stock to each non-employee director then in office. These RSU awards vest in full on May  12, 2016, subject to each non-employee director’s continued service to Infinera on the vesting date.

Fiscal 2015 Director Compensation

The following table sets forth all of the compensation awarded to or earned by the non-employee members of the Board in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
James A. Dolce, Jr.(3)	55,000	168,389	—	223,389
Marcel Gani	67,500	168,389	—	235,889
Kambiz Y. Hooshmand	117,500	168,389	—	285,889
Paul J. Milbury	88,000	168,389	—	256,389
Rajal M. Patel(4)	13,874	278,520	—	292,394
Carl Redfield(5)	68,000	168,389	—	236,389
Mark A. Wegleitner	75,000	168,389	—	243,389

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board, see the disclosure above under “Director Fees.”
(2)

The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2015 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”) and without any adjustment for estimated forfeitures. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the non-employee directors with respect to these awards at the time the shares of Infinera common stock underlying the RSU awards are vested and/or sold. There can be no assurance that the actual value realized by a non-employee director will be at or near the grant date fair value of the RSU awards granted.

(3)	Mr. Dolce resigned as a director effective January 26, 2016 and the outstanding RSUs were cancelled.
(4)	Mr. Patel was appointed as a director effective September 17, 2015.
(5)	Mr. Redfield has decided not to stand for re-election and will no longer serve as a director after the Annual Meeting.

Additional Information with Respect to Director Equity Awards

Name	Shares Subject to Stock Awards Outstanding at Fiscal Year-End (#)(1)	Shares Subject to Option Awards Outstanding at Fiscal Year-End (#)(2)
James A. Dolce, Jr.(3)	20,585	—
Marcel Gani	19,766	—
Kambiz Y. Hooshmand	7,913	—
Paul J. Milbury	7,913	7,600
Rajal M. Patel(4)	13,113	—
Carl Redfield(5)	7,913	107,100
Mark A. Wegleitner	7,913	40,000

(1)	Includes unvested RSU awards.
(2)	Includes both vested and unvested stock options to purchase shares of Infinera common stock.
(3)	Mr. Dolce resigned as a director effective January 26, 2016 and the outstanding RSUs were cancelled.
(4)	Mr. Patel was appointed as a director effective September 17, 2015.
(5)	Mr. Redfield has decided not to stand for re-election and will no longer serve as a director after the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	Each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	Our named executive officers;

•	Each of our directors; and

•	All current named executive officers and directors as a group.

The information provided in this table is based on our records, information filed with the SEC and information provided to Infinera, except where otherwise noted. To our knowledge and unless as otherwise indicated, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. Percentage beneficially owned is based on 141,417,504 shares of common stock outstanding on the Record Date. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of the Record Date(1)	Total Beneficial Ownership	Percent Beneficially Owned
5% or More Stockholders
FMR LLC(2)	20,970,781	—	20,970,781	14.8%
The Vanguard Group(3)	9,878,284	—	9,878,284	7.0%
BlackRock, Inc.(4)	8,236,147	—	8,236,147	5.8%
Named Executive Officers and Directors
Thomas J. Fallon(5)	888,815	404,075	1,292,890	*
Brad D. Feller	61,628	20,770	82,398	*
David F. Welch, Ph.D.(6)	1,356,314	920,069	2,276,383	1.6%
Robert J. Jandro	49,210	19,537	68,747	*
James L. Laufman	10,152	—	10,152	*
John P. Daane(7)	—	—	—	*
Marcel Gani	23,707	7,913	31,620	*
Kambiz Y. Hooshmand(8)	67,576	7,913	75,489	*
Paul J. Milbury	17,342	15,513	32,855	*
Rajal M. Patel	—	5,245	5,245	*
Carl Redfield(9)	88,010	115,013	203,023	*
Mark A. Wegleitner	30,476	47,913	78,389	*

All current executive officers and directors as a group (12 persons)	2,593,230	1,563,961	4,157,191	2.9%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by vested, unexercised stock options as of the Record Date and stock options, RSUs or other rights that are expected to vest within 60 days of the Record Date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the stock options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Information based on a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC (“FMR”), Abigail P. Johnson (FMR’s Director, Vice Chairman, Chief Executive Officer and President) and Fidelity Growth Company Fund (“Fidelity”). Such amendment states that FMR is deemed to be the beneficial owner of 20,970,781 shares by virtue of its control over Fidelity, which is deemed to be the beneficial owner of 12,689,328 shares as a result of its acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Such amendment further states that (a) FMR has sole voting power over 4,015,768 shares, shared voting power over no shares, sole dispositive power over 20,970,781 shares, and shared dispositive power over no shares; (b) Ms. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 20,970,781 shares, and shared dispositive power over no shares and (c) Fidelity has sole voting power over 12,689,328 shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over no shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)

According to a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group (“Vanguard”). Vanguard is the beneficial owner of 9,878,284 shares and has sole voting power with respect to 295,796 shares, shared voting power with respect to 7,300 shares, sole dispositive power with respect to 9,583,588 shares and shared dispositive power with respect to 294,696 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

According to a Schedule 13G/A filed with the SEC on February 26, 2016 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 8,236,147 shares and has sole voting power with respect to 7,929,526 shares and sole dispositive power with respect to 8,236,147 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)	Shares held by The Fallon Family Revocable Trust dated 9/7/94.
(6)

Consists of (i) 14,132 shares held by Dr. Welch; (ii) 326,439 shares held by The Welch Family Trust dated 4/3/96; (iii) 319,493 shares held by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iv) 140,000 shares held by The Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (v) 553,750 shares held by SEI Private Trust Company, Trustee of The Welch Family Heritage Trust I u/l dated 9/24/01; and (vi) 2,500 shares held by Dr. Welch as trustee for his children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his children.

(7)	Mr. Daane was appointed as a director effective January 14, 2016.
(8)	Consists of (i) 35,234 shares held by Mr. Hooshmand; and (ii) 32,342 shares held by 2002 Hooshmand Family Trust UA 03/01/2002.
(9)	Consists of (i) 39,562 shares held by Mr. Redfield; and (ii) 48,448 shares held by The Carl Redfield Trust 2000 dated 10/18/00.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information related to the fiscal 2015 compensation program and related decisions for our NEOs identified below. For fiscal 2015, these individuals were:

•	Thomas J. Fallon, our CEO;

•	Brad D. Feller, our CFO;

•	David F. Welch, Ph.D., our President;

•	Robert J. Jandro, our Senior Vice President, Worldwide Sales; and

•	James L. Laufman, our Senior Vice President, General Counsel and Secretary.

Executive Summary

Our executive compensation program is designed to balance near-term results with long-term success and to encourage our executive officers to continue to build value through innovation and execution. To fulfill this mission, we have a “pay-for-performance” compensation philosophy that forms the foundation for all decisions regarding executive compensation made by the Compensation Committee of the Board. In addition, we are committed to equity-based pay practices, which help insure alignment of our executive officers’ interests with the interests of our stockholders.

Fiscal 2015 Business Highlights

We continued our transformation to a multi-market company in fiscal 2015 by adding metro and DCI to our core long-haul business. In August 2015, we successfully completed our public offer to the shareholders of Transmode, a metro packet-optical networking company based in Stockholm, Sweden. In addition, we enhanced our position in the DCI market in fiscal 2015 by expanding our Cloud Xpress offering to include 10 GbE, 40 GbE and 100 GbE client interfaces to meet additional customer requirements. We also introduced the XT-500, to provide a compact WDM solution optimized for long-haul interconnect applications.

Overall, we grew total revenue by 33% compared to fiscal 2014 including revenue from Transmode in the post-acquisition period. Organically, excluding the partial year of Transmode revenue, our revenue grew in the mid-20% range in fiscal 2015, marking the third consecutive year we have grown significantly faster than the overall WDM market. We also continued to expand our gross margin and operating margin in fiscal 2015, demonstrating the leverage we have achieved from our vertical integration, the value proposition of our Intelligent Transport Network and our commitment to prudent expense management. Highlights included:

•	Revenue was $886.7 million in fiscal 2015, compared to $668.1 million in fiscal 2014 and $544.1 million in fiscal 2013.

•

GAAP gross margin in fiscal 2015 was 45.5%, compared to 43.2% in fiscal 2014 and 40.2% in fiscal 2013. Non-GAAP gross margin(1) was 47.8% in fiscal 2015, compared to 44.0% in fiscal 2014 and 41.6% in fiscal 2013.

•

GAAP operating income was $59.7 million in fiscal 2015, compared to operating income of $27.3 million in fiscal 2014 and operating loss of $24.1 million in fiscal 2013. Non-GAAP operating income(1) was $116.5 million in fiscal 2015, compared to $55.7 million in fiscal 2014 and $7.8 million in fiscal 2013.

•

GAAP net income in fiscal 2015 was $51.4 million, or $0.36 per diluted share, compared to $13.7 million, or $0.11 per diluted share, in fiscal 2014, and a net loss of $32.1 million, or $0.27 per diluted share in fiscal 2013.

(1)	For a reconciliation of GAAP to non-GAAP gross profit, gross margin and operating income for fiscal years 2015, 2014 and 2013, please see Appendix A to this Proxy Statement.

The following tables illustrate the growth in our revenue and non-GAAP operating income over the last three fiscal years (in millions):

(1)	For a reconciliation of GAAP to non-GAAP gross profit, gross margin and operating income for fiscal years 2015, 2014 and 2013, please see Appendix A to this Proxy Statement.

We also continued to outperform our industry in terms of delivering stockholder returns, as shown by our 1-, 3- and 5-year TSR as compared to the S&P Networking Index.

Fiscal 2015 Executive Compensation Program Design Highlights

The design of our executive compensation program for fiscal 2015 promoted the continued strong alignment of the interests of our executive officers with those of our stockholders. Highlights of our executive compensation program for fiscal 2015 were:

•	The majority of our CEO’s fiscal 2015 target total direct compensation was in equity.

•

66% of our CEO’s target total direct compensation (the sum of base salary, target cash incentive opportunity and target equity incentive compensation) was in the form of equity awards, which links our CEO’s compensation directly to the value of our common stock. In fiscal 2015, our CEO received two PSU awards for a total of 79,540 shares of our common stock (at target attainment) and a time-based RSU award for 55,240 shares of our common stock.

•	The majority of our CEO’s fiscal 2015 target total direct compensation and target equity compensation were at risk.

•

59% of our CEO’s target total direct compensation was fully “at risk.” This significant portion of his compensation was based on our performance against measurable performance objectives set forth under the 2015 Bonus Plan and PSU awards.

•

60% of our CEO’s target equity compensation was in the form of PSU awards. These PSU awards could be earned based on (i) our relative TSR performance measured over three performance periods against the S&P Networking Index (the “2015 TSR Award”); and (ii) achievement of a pre-established minimum revenue target for sales of our CX family of products (“CX PSU Award”).

•

Our fiscal 2015 PSU awards included rigorous performance requirements. To support our “pay-for-performance” philosophy and further emphasize the importance of creating long-term stockholder value, our fiscal 2015 PSU awards contain several features we consider to be best practices. The 2015 TSR Award is consistent with prior year awards that measured our stock performance against a networking index. In fiscal 2015, we also included the CX PSU Award to highlight the importance of a new platform key to our long-term success.

2015 PSUs Measured on Relative TSR

•

Sustained performance requirement. To earn the maximum number of shares under the 2015 TSR Award, which is 150% of the target number of shares, our TSR must exceed that of the S&P Networking Index by 25 points or more as calculated on each of the one, two and three year measurement periods (coinciding with the end of our fiscal 2015, 2016 and 2017).

•

Steeper downside risk. The number of shares that may be earned under the 2015 TSR Award is reduced one and one-half times faster if our TSR underperforms the S&P Networking Index (3-to-1 downside) than it is increased if our TSR outperforms the S&P Networking Index (2-to-1 upside). For example, if we underperform the S&P Networking Index by 10 points of TSR, 70% of the target number of shares subject to the award would be earned. If we outperform the S&P Networking Index by 10 points of TSR, 120% of the target number of shares subject to the award would be earned.

•

Payment cap. Regardless of our performance versus the S&P Networking Index, the number of shares that may be earned under the 2015 TSR Award is capped at 100% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the S&P Networking Index in challenging market conditions, this award only provides rewards above the target performance level if incremental stockholder value is created.

PSUs Measured on Financial Objectives

•

In fiscal 2015, we included the CX PSU Award tied to revenue targets for a group of new products. To earn the shares subject to the CX PSU Award at target, a meaningful minimum revenue threshold was set for our new CX family of products.

Fiscal 2015 Executive Compensation Program Payout Highlights

Our fiscal 2015 payouts reflect our continued strong performance and execution. As indicated above, a significant portion of our executive compensation program was designed to align the compensation outcomes for our NEOs with performance against measurable objectives. The tables below summarize the results of the key performance measures that included fiscal 2015 in the performance period.

Our fiscal 2015 revenue and non-GAAP operating income results demonstrated significant growth over fiscal 2014 and exceeded the maximum levels established under the 2015 Bonus Plan, resulting in the maximum payout for the financial component of the plan at 150%.

	Fiscal 2014 Actual Results	Fiscal 2015 Financial Performance					Funding as a % of Target
Performance Measure		Target		Maximum		Actual(1)
Revenue (in millions)	$668.1		$750.0		$825.0	$886.7	150%
Non-GAAP Operating Income (in millions)	$55.7	>$	87.90	>$	105.86	$116.5

(1)

These amounts represent the consolidated results for Infinera in fiscal 2015. As these objectives were established prior to knowledge of the Transmode acquisition, for purposes of determining whether or not the financial objectives established under the 2015 Bonus Plan were met, the Compensation Committee only considered the revenue and non-GAAP operating income of Infinera on a stand-alone basis, without taking into account the additional revenue and/or profit from Transmode since its acquisition on August 20, 2015.

For the operational objectives under the 2015 Bonus Plan, the Compensation Committee included (i) an important quality measure related to the CX family of products; (ii) three key technology development objectives; and (iii) two objectives related to the adoption of the CX family of products (a minimum number of new customers and new channel partners). For fiscal 2015, we achieved a majority of the operational objectives, resulting in a payout for the operational component of the 2015 Bonus Plan at 55%.

As of the end of fiscal 2015, we had three PSU award programs outstanding for which fiscal 2015 was some or all of the performance period. Each measured our TSR against that of an independently constituted market index. As summarized in the table below, we continued to outperform the TSR of both the S&P Networking Index (applicable to the fiscal 2014 and 2015 PSU awards) and the Telecomm Index (applicable to the fiscal 2013 PSU awards), which resulted in maximum payouts (150% of target) for each of the performance periods that concluded at the end of fiscal 2015.

Year of Grant	Benchmark(1)(2)	Applicable Measurement Period	% of Target Award Tied to Period	Performance Comparison			Payout as a % of Target (2-for-1 upside, 150% max)
				Infinera % Change	Index % Change	Infinera Minus Index
2015	S&P Networking Index	~1-year	33%	+ 31%	+ 3%	+ ~28 points	150%
2014	S&P Networking Index	~2-years	33%	+ 138%	+ 14%	+ ~124 points	150%
2013	Telecomm Index	~3-years	33%	+230%	+23%	+ ~207 points	150%

(1)	Performance is calculated using a 60-day average closing stock price and index value leading up to and including the grant date and at the end of the performance period.
(2)	One-third of the target award is measured at the end of the first, second and third fiscal years after the grant date.

In addition, to underscore the importance of the new CX family of products to our long-term success, in fiscal 2015, the Compensation Committee granted the CX PSU Award that could be earned based on the revenue performance of our CX family of products. Based on the performance criteria as of the end of fiscal 2015, no shares have been earned.

Governance of Executive Compensation

Our executive compensation program includes the following executive compensation governance policies and practices:

•

Executive Clawback Policy. We maintain an executive clawback policy that applies to our Section 16 Officers and provides for recovery of incentive compensation under specified circumstances as described below in the section entitled “Compensation Discussion and Analysis—Additional Information Regarding our Compensation Practices—Executive Clawback Policy.”

•	Anti-Hedging Policy. Our Insider Trading Policy prohibits all employees, including our NEOs, from hedging their Infinera common stock.

•	Anti-Pledging Policy. Our Insider Trading Policy prohibits our NEOs from pledging Infinera common stock as collateral for a loan.

•	Fully Independent Compensation Committee. Our executive compensation program is administered annually by the Compensation Committee, which consists solely of independent directors.

•

Stock Ownership Policy. Our Section 16 Officers and the non-employee members of the Board are subject to minimum stock ownership requirements as described below in the section entitled “Compensation Discussion and Analysis—Additional Information Regarding our Compensation Practices—Stock Ownership Policy.”

•

No Guaranteed Bonuses. We do not provide any guaranteed bonuses for any of our executive officers with the exception of “sign on” bonuses that may be negotiated as part of an executive officer new hire package.

•	No Tax Gross-Ups. We do not have any arrangements providing for tax “gross-ups” of any compensation elements with any of our executive officers.

•

“Double-trigger” Change of Control Arrangements. Our change of control agreements contain “double-trigger” arrangements that require a termination of employment without cause or a constructive termination of employment following a change of control of Infinera before payments and benefits are triggered.

•

Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera.

•	No Executive Perquisites. Our executive officers are only eligible to receive the same benefits and perquisites as our other U.S. salaried employees.

•

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee utilizes input from an independent compensation consultant that is retained directly by the Compensation Committee.

Advisory Vote on Fiscal 2014 Named Executive Officer Compensation—“Say-on-Pay” Vote

In calendar 2015, stockholders were provided with the opportunity to cast an advisory (non-binding) vote (a “say-on-pay” proposal) on the compensation of our NEOs for fiscal 2014. Our stockholders overwhelmingly approved this say-on-pay proposal, with over 96% of votes cast voting in favor of our executive compensation program. Noting the results of this vote, for fiscal 2015, the Compensation Committee retained our general approach to our executive compensation program, with a continued emphasis on rewarding our executive officers through compensation if they deliver value for our stockholders. The Compensation Committee considers input from our stockholders, as well as the outcome of our annual say-on-pay vote, when making executive compensation program decisions.

Overview of our Executive Compensation Program Philosophy and Process

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract, retain, and reward talented executive officers and to motivate them to pursue our corporate objectives, while fostering the creation of long-term value for our stockholders. To achieve this mission, we take a “pay-for-performance” approach that forms the foundation for the design of our executive compensation program. The Compensation Committee also designs the various components of our executive compensation program to support our company culture (i.e., increasing levels of accountability through the use of “at risk” pay for more senior employees), the internal company environment relative to industry conditions, current business priorities and strategy and product development cycles.

Compensation-Setting Process

Role and Authority of Compensation Committee. The Compensation Committee is responsible for our executive compensation program and all related policies and practices. The Compensation Committee has the responsibility to establish and approve the compensation of each of our executive officers, including our NEOs. In addition, the Compensation Committee reviews, approves and administers our material compensation, equity and employee benefit plans and programs, which are generally available to our employees, including our NEOs. The Compensation Committee also has the authority to engage its own advisors to assist it in carrying out its responsibilities, and the reasonable compensation for such advisor services is paid by Infinera.

Role of Compensation Consultant. During fiscal 2015, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”), a national compensation consulting firm. Compensia provided the Compensation Committee with an analysis of industry sector competitive market data regarding NEO compensation, information on compensation trends, peer group and general market data, as well as assistance with base salary, incentive plan design and the structure of our executive compensation program. During fiscal 2015, Compensia also provided assistance with respect to the terms of the proposed 2016 Plan and in a review of the compensation program for our non-employee directors relative to peer practices.

Compensia reports directly to the Compensation Committee. Compensia interacted with management at the direction of the Compensation Committee but did not provide any other services for Infinera or its management team in fiscal 2015. Compensia’s fees were paid by Infinera. The Compensation Committee annually reviews the independence of its compensation consultant and during fiscal 2015 determined that there were no conflicts of interest in connection with Compensia’s work.

Determination of CEO Compensation. Our compensation consultant provides market data and considerations for the Compensation Committee regarding the amount and form of our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the Chairman of the Board in particular with respect to the performance of our CEO. After considering the feedback and recommendations received, all decisions regarding our CEO’s compensation are made by the Compensation Committee, based on its own judgment and the interests of our stockholders, in executive sessions excluding our CEO.

Determination of non-CEO Compensation. As a result of his close working relationship with each of the other NEOs, our CEO is asked to provide his assessment of their performance to the Compensation Committee, including considerations regarding retention and importance to Infinera. Our CEO is assisted by our Vice President of Human Resources in making these assessments. Our CEO then presents his performance assessment and makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities and equity awards for our NEOs (other than himself). While the Compensation Committee considers the recommendations of our CEO in determining compensation for our other NEOs, ultimately its decisions are based on its own judgment and the interests of our stockholders. None of our NEOs makes any recommendations regarding his own compensation and, with the exception of our General Counsel, in his role as secretary of the meeting, none of our NEOs are present at meetings in which their compensation is determined.

Executive Compensation Elements

We provide base salaries to attract, retain and motivate our executive officers for their day-to-day contributions, annual incentive cash compensation to link payments to the achievement of our annual financial and/or operational objectives, and long-term incentive compensation delivered in the form of equity awards to align the interests of our executive officers with those of our stockholders and provide significant motivational and retention value to our executive officers. These are the key elements of our executive compensation program. We believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends. In addition, we also provide employee benefits that are generally available to all our employees including our NEOs, and certain severance and “double-trigger” change of control payments and benefits as part of our executive compensation program as described further below.

Allocation of Compensation across Pay Elements

In determining how to allocate an NEO’s target total direct compensation opportunity among these various elements, the Compensation Committee seeks to take into account market competitive practices for companies of a similar size and with a comparable business focus. Individual retention considerations specific to the individual are also factored in, as more fully described in the section entitled “Relevant Factors Related to Individual Executives” below. Equity awards, which for fiscal 2015 consisted of time-based RSU awards and two types of PSU awards, represented the largest component of our NEOs’ target total direct compensation opportunity. This approach was designed to encourage sustained, long-term performance and to ensure alignment of the interests of our NEOs and our stockholders. Consistent with our “pay-for-performance” philosophy, a significant portion of our NEOs’ fiscal 2015 target total direct compensation opportunity was completely “at-risk,” including 59% of our CEO’s target total direct compensation opportunity.

The following charts show the target total direct compensation mix for fiscal 2015 for our CEO and our other NEOs as a group:

Competitive Positioning

In making compensation decisions for our executive officers (other than our President), the Compensation Committee reviews and analyzes competitive market practices using data drawn from a group of peer companies and the Radford Global Technology survey. In the case of our President, due to the lack of data specific to this position, the Compensation Committee used an approximation of peer compensation based on data available from these sources.

The Compensation Committee reviews the compensation peer group annually and updates its composition as necessary to take into account changes in both our business and the businesses of the peer group companies. The fiscal 2015 peer group was based on the following targeted selection criteria:

•	Industry: companies in the communications equipment or related industry segments;

•	Annual Revenue: $225 million to $1.4 billion;

•	Market Capitalization: $335 million to $3 billion; and

•	Number of Employees: 660 to 2,635.

In addition to these criteria, the Compensation Committee considered each potential peer company’s revenue growth rates, primary location and whether the potential peer company included Infinera in its compensation peer group. The Compensation Committee also considered whether a potential peer company was selected as a peer company of Infinera by one of the major proxy advisory firms. Given the limited number of companies directly comparable to us from a business perspective, and the wide range of factors under consideration, not all peer companies satisfy all of the targeted selection criteria.

The compensation peer group established to assist in determining fiscal 2015 compensation for our NEOs included the following 19 companies:

ADTRAN, Inc.	IPG Photonics Corporation
Aruba Networks, Inc.	Ixia
Calix, Inc.	NETGEAR, Inc.
Ciena Corporation	Plantronics*
Coherent, Inc.	QLogic*
Emulex Corporation	Riverbed Technology, Inc.
Extreme Networks, Inc.	ShoreTel, Inc.
Finisar Corporation	Sonus Networks, Inc.
Harmonic Inc.	ViaSat, Inc.
InterDigital, Inc.

*	Indicates an addition to the peer group for fiscal 2015. Companies removed from the fiscal 2014 peer group include Symmetricom (acquired) and Neophotonics (below target range for market capitalization).

Given that not all of the peer companies report data for a position comparable to each of our NEOs, the Compensation Committee also reviewed market data derived from the Radford Global Technology survey for companies with annual revenues between $200 million and $1 billion. The Compensation Committee did not review the individual companies comprising the survey data. In this discussion, where we refer to “market” levels of pay and the “market data,” we are referring to the combined compensation peer group and survey data described above that were then in effect and applicable to the NEOs. For these purposes, each data source was weighted equally.

Use of Market Data

For its fiscal 2015 compensation decisions, the Compensation Committee maintained a holistic and flexible approach in its use of market data. The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead makes its compensation decisions based on a variety of relevant factors, including those listed below. While the Compensation Committee continues to review and reference market data, the data generally is used to inform the Compensation Committee of market practices to ensure that our executive compensation program remains within a competitive range of our peers. In addition to the market data, several other factors are taken into account in setting the amount of each NEO’s target total direct compensation opportunity. These factors include:

•

Recruitment, retention and historical factors. The Compensation Committee reviews existing NEO compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•

Lack of directly comparable data for some of our key roles. Compensation data for some of our key positions (i.e., President) are often not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•

Market positioning may be distorted by the source of the data. Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at Infinera.

•	Desire to account for other factors not captured in the market data. As discussed below, the Compensation Committee also considers several qualitative factors.

Relevant Qualitative Factors

In addition to our uses of competitive market data as described above, the Compensation Committee considers a range of subjective and qualitative factors when making compensation decisions for our NEOs, including:

•	The role the executive officer plays and the importance of such individual to our ability to execute on our business strategy and to achieve our strategic objectives;

•	Each executive officer’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the executive officer;

•	Our CEO’s recommendations and his assessment of each executive officer’s performance (other than his own performance);

•	The value of unvested equity awards held by each executive officer and in comparison to other members of our executive management team and senior employees;

•	The impact of our compensation decisions on key financial and other measures such as our equity award “burn-rate”;

•	Our overall performance as compared to internal plans and external benchmarks;

•	The potential impact on stockholder dilution of our compensation decisions relative to peers and historical practices;

•	Internal pay equity across the executive management team; and

•

Competitive labor market pressures and the likely cost, difficulty and impact on our business and strategic objectives that would be encountered in recruiting a replacement for the role filled by each of our NEOs.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

Relevant Factors Related to Individual Executives

With respect to determining fiscal 2015 executive compensation for our NEOs, in addition to the foregoing, the Compensation Committee broadly considered the following:

•

Mr. Fallon has served as our CEO since January 2010 and as a member of the Board since July 2009. He also served as our President from January 2010 through June 2013. In determining his compensation for fiscal 2015, the Compensation Committee considered Mr. Fallon’s exceptional strategic leadership and his role in managing Infinera and our executive team during his time as our CEO. In addition, the Compensation Committee took into account:

•	Our strong performance under Mr. Fallon’s leadership during fiscal 2014 where our stock price and annual revenue increased by 52% and 23%, respectively;

•

Competitive market data for companies of similar size and scope (as described above) and a desire to recognize Mr. Fallon’s contributions to our performance by transitioning his target total cash compensation to a level that was more consistent with companies of similar size;

•	Mr. Fallon’s significant institutional and industry knowledge, as well as his role in the development and oversight of corporate strategy and management development; and

•

The desire to retain Mr. Fallon in light of the potential risk of a competitor or other company seeking to recruit Mr. Fallon given his demonstrated leadership and performance, specifically, the Compensation Committee considered the potential amount of compensation such a competitor may offer both in total and when compared to Mr. Fallon’s current equity holdings.

•

Mr. Feller assumed the role of CFO in March 2014. In determining his compensation for fiscal 2015, the Compensation Committee considered Mr. Feller’s role in building a strong finance team, improving our internal processes and expanding our outreach to stakeholders. In addition, the Compensation Committee took into account:

•	Our strong financial performance during fiscal 2014;

•	Competitive market data for companies of similar size and scope (as described above); and

•	Mr. Feller’s ability to oversee prudent expense management and demonstrated leadership in successful fulfillment of corporate strategy.

•

Dr. Welch is a co-founder of Infinera, has served as our President since June 2013, and has served as a member of the Board since October 2010. The Compensation Committee believes that Dr. Welch has added significant value in leading our product marketing, corporate marketing, business development, network strategy, product line management, product architecture, network systems analysis and systems engineering organizations. In addition, the Compensation Committee took into account:

•	Our strong financial performance during fiscal 2014;

•

Competitive market data for companies of similar size and scope (as described above) and a desire to recognize Dr. Welch’s contributions to our performance by transitioning his target total cash compensation to a level that was more consistent with companies of similar size;

•	Dr. Welch’s experience, knowledge and deep technical understanding of the optical network industry as well as his leadership in overseeing our strategy to transition to a multi-market company; and

•

The desire to retain Dr. Welch in light of the potential risk of a competitor or other company seeking to recruit Dr. Welch given his demonstrated leadership and performance, specifically, the Compensation Committee considered the potential amount of compensation such a competitor may offer both in total and when compared to Dr. Welch’s current equity holdings.

•

Mr. Jandro has served as our Senior Vice President, Worldwide Sales, since May 2013. Mr. Jandro has over 25 years of experience in the telecommunications and software industries. Since joining Infinera, Mr. Jandro has focused his team on building a strong flow of orders from current customers, as well as expanding opportunities with new customers and markets. In addition, the Compensation Committee took into account:

•	Our strong financial performance during fiscal 2014;

•	Competitive market data for companies of similar size and scope (as described above); and

•	Mr. Jandro’s successful oversight of the expansion of our footprint and sales channels as part of implementing our overall sales strategy.

•

Mr. Laufman has served as our Senior Vice President, General Counsel and Secretary since October 2014. Mr. Laufman brings to Infinera his many years of experience as a General Counsel for technology companies, working with boards of directors and senior management. His base salary, target annual bonus opportunity and initial equity awards were approved at levels that the Compensation Committee believed were necessary to recruit him to join Infinera and deemed to be appropriate in light of his experience. No additional changes were made to his compensation in fiscal 2015.

Fiscal 2015 Compensation

Base Salaries

The Compensation Committee reviewed the base salaries for fiscal 2015 for each of our NEOs, and approved an increase for Mr. Fallon and Dr. Welch, but made no adjustments for Messrs. Feller, Jandro and Laufman. Given that our CEO’s and President’s base salaries had historically been below market levels, and after taking into consideration their significant contributions and strong leadership during fiscal 2014, the Compensation Committee determined that increases in their base salaries were appropriate to maintain competitiveness with market practices and to recognize their performance during the year.

The following table shows the annual base salary for each of our NEOs for fiscal 2014 and fiscal 2015:

Name	Fiscal 2014 Annual Base Salary	Fiscal 2015 Annual Base Salary
Thomas J. Fallon	$468,750	$540,000
Brad D. Feller	$360,000	$360,000
David F. Welch, Ph.D.	$375,000	$450,000
Robert J. Jandro	$350,000	$350,000
James L. Laufman	$325,000	$325,000

Performance-Based Incentive Cash Compensation (2015 Bonus Plan)

Target Bonus Opportunities. The Compensation Committee reviewed the target bonus opportunities (which are expressed as a percentage of base salary) for fiscal 2015 for each of our NEOs, and determined that an adjustment was in order only for Mr. Feller to maintain competitiveness with market practices. The following table shows the target bonus opportunities for each of our NEOs for fiscal 2014 and fiscal 2015:

Name	Fiscal 2014 Target Bonus (as a percentage of base salary)	Fiscal 2015 Target Bonus (as a percentage of base salary)
Thomas J. Fallon	125%	125%
Brad D. Feller	60%	70%
David F. Welch, Ph.D.	80%	80%
Robert J. Jandro	100%	100%
James L. Laufman	60%	60%

Bonus Plan Design. Bonuses under the 2015 Bonus Plan for NEOs were paid out based on our performance against a mix of financial objectives (weighted at 80%) and operational objectives (weighted at 20%) as discussed below.

The 2015 Bonus Plan also contained an individual performance component that could be used to adjust the bonus payouts for our NEOs by factors of 75% to 125% of the funded amount. Our CEO was responsible for reviewing the individual performance of each NEO (other than himself) and recommending a bonus adjustment for each NEO. The Compensation Committee then had sole discretion to determine any individual performance adjustments for each NEO (including the CEO) and the final bonus payout for fiscal 2015.

The financial performance objectives for the 2015 Bonus Plan consisted of revenue and non-GAAP operating income, and were selected to focus our NEOs on important and measurable financial measures, and to align their interests with those of our stockholders. The Compensation Committee believes that revenue growth is an essential component of the long-term success and viability of Infinera. In addition, the Compensation Committee determined that a focus on operating income would serve to make generating a return for stockholders a priority. For purposes of the 2015 Bonus Plan, “non-GAAP operating income” was calculated excluding non-cash stock-based compensation expenses, acquisition-related costs and certain purchasing accounting adjustments. For a reconciliation of GAAP to non-GAAP operating income for fiscal 2015, please see Appendix A to this Proxy Statement.

For fiscal 2015, the financial performance objectives for revenue and non-GAAP operating income were as follows:

Revenue	Non-GAAP Operating Income	Payout as a Percentage of Target
$675 million	$68.68 million	25%
$700 million	$74.99 million	50%
$725 million	$81.31 million	75%
$750 million	$87.90 million	100%
$775 million	$93.70 million	116.7%
$800 million	$99.78 million	133.3%
$825 million	$105.86 million	150%

•

If the level of performance for either of the financial objectives was below the minimum thresholds of $675 million for revenue or $68.68 million for non-GAAP operating income, there would have been no payout for the financial objectives.

•

For a payout to occur at each of the percentages indicated in the table above, both the revenue and non-GAAP operating income objectives had to be met at the specified levels applicable to that payout percentage. If the revenue and non-GAAP operating income objectives are achieved at levels that are at different payout percentages, then the payout will be governed by whichever objective is achieved at the lower level (and using straight line interpolation if achievement of such objective is between any two levels in the table above).

•	For performance attainment above the maximum level, the payout was capped at 150%.

The Compensation Committee also believed that focusing on specific operational objectives was important to measuring our success in fiscal 2015. The Compensation Committee approved the following operational objectives for the 2015 Bonus Plan, which included (i) an important quality measure related to the CX family of products; (ii) three key technology development objectives; and (iii) two objectives related to the adoption of the CX family of products (a minimum number of new customers and new channel partners). Payouts tied to the operating objectives were based upon the achievement, as determined by the Compensation Committee, of each operating objective. No payout would be made for any operating objective that was behind schedule or failed to meet quality target measures. Payouts were capped at 100% for the operational objectives.

Operational Objectives	Weighting	Maximum Attainment
Quality Goal	25%	100%
Three Product Development Goals	15% each (45%)	100%
Two Goals Relating to Key Wins (consisting of new Infinera CX customers and new Infinera CX channel partners)	15% each (30%)	100%

Bonus Plan Payouts. The following table shows our actual performance with respect to each financial and operational objective under the 2015 Bonus Plan:

Performance Measures	Actual Performance
Financial Objectives (weighted at 80%)
Revenue for Fiscal 2015	$886.7 million	(1)
Non-GAAP Operating Income for Fiscal 2015	$116.5 million	(1)
Operational Objectives (weighted at 20%)
Quality	Achieved
Development	Partially Achieved	(2)
Key Wins	Partially Achieved	(3)

(1)

These amounts represent the consolidated results for Infinera in fiscal 2015. As these objectives were established prior to knowledge of the Transmode acquisition, for purposes of determining whether or not the financial objectives established under the 2015 Bonus Plan were met, the Compensation Committee only considered the revenue and non-GAAP operating income of Infinera on a stand-alone basis, without taking into account the additional revenue and/or profit from Transmode since its acquisition on August 20, 2015.

(2)	We achieved one of the three development goals during fiscal 2015. For the development goals that were not achieved, the eligible NEOs received no payout for this portion of the bonus.
(3)	We achieved one of the two key wins goals during fiscal 2015. For the key wins goal that was not achieved, the eligible NEOs received no payout for this portion of the bonus.

Upon review of our actual financial and operational performance for fiscal 2015 as compared to the pre-established target levels, the Compensation Committee approved a bonus payout to our NEOs based on the achievement of the financial objectives at 150% of target performance and the operational objectives at 55% of target performance. No adjustments were made to the payouts of any of our NEOs, including our CEO, based on individual performance. The following table sets forth the bonus payments for fiscal 2015 earned by our NEOs pursuant to the 2015 Bonus Plan.

Name	Fiscal 2015 Final Bonus Payout(1)
Thomas J. Fallon	$884,250
Brad D. Feller	$330,120
David F. Welch, Ph.D.	$471,600
Robert J. Jandro	$458,500
James L. Laufman	$255,450

(1)	Bonuses were paid in March 2016.

Long-Term Incentive Compensation

Our long-term incentive compensation opportunities are delivered in the form of equity awards.

Equity Compensation Design. Under the Infinera 2007 Equity Incentive Plan (the “2007 Plan”), the Compensation Committee grants equity awards to eligible employees, including our NEOs. The Compensation Committee actively monitors our annual aggregate equity utilization as measured by our burn rate.

The Compensation Committee believes that it is in the best interests of Infinera and our stockholders to grant performance-based equity awards to senior employees, including our NEOs. It also believes that our performance-based equity awards foster a “pay-for-performance” culture and multi-year vesting schedules create longer-term incentives that maintain alignment of the interests of our NEOs with those of our stockholders. Our NEOs benefit from these equity awards based on continued service to Infinera, as well as our sustained performance over time and the ability of our NEOs to create the results that drive stockholder value.

In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports our compensation strategy as follows:

Type of Award	Description	Why It Is Used
RSU Award

•    Provide the opportunity to earn a specified number of shares of Infinera common stock subject to the participant’s continued employment for a specified period.

•    Typically have a three-year or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

• Supports retention and succession planning. • Provides a direct incentive for future performance. • Useful in recruiting new executives.

PSU Award

•    Provide the opportunity to earn shares of Infinera common stock upon the achievement of pre-established performance objectives.

•    If the threshold performance level is not achieved, the entire portion of the award tied to such performance objective is forfeited.

• Supports pay-for-performance philosophy and retention efforts. • Links compensation directly to Infinera performance in areas identified as important by the Compensation Committee.

In February 2015, the Compensation Committee granted annual equity awards for fiscal 2015 in the form of RSU awards and two different types of PSU awards to each of our NEOs other than Mr. Laufman (due to the fact he had just recently joined Infinera in October 2014). For the fiscal 2015 PSU awards, the Compensation Committee determined that with regards to the target value typically assigned to the PSU awards that two-thirds of the target value would be assigned to the 2015 TSR Award and one-third would be assigned to the CX PSU Award.

In addition to the foregoing awards, and given Dr. Welch’s importance to the implementation of the long-term strategy of Infinera, the Compensation Committee determined that an additional award of RSUs to Dr. Welch was appropriate in order to increase the retention value of his long-term incentive compensation. The vesting of this retention award differs from the standard time-based award granted to the NEOs in that fifty percent of the award vests after two years and the remaining fifty percent vests after three years.

In determining the size of these annual equity awards, the Compensation Committee considered the factors described above in the sections entitled “Use of Market Data,” “Relevant Qualitative Factors” and “Relevant Factors Related to Individual Executives,” with particular attention to internal equity considerations, the potential dilutive impact of the equity awards and the amount and value of unvested equity awards held by each of our NEOs. The Compensation Committee believed a combination of time-based and performance-based equity awards promote close alignment of the interests of our NEOs with those of our stockholders.

The following table sets forth the NEO equity awards in the fiscal 2015 program:

		2015 TSR Award		CX PSU Award
Name	Number of Shares Subject to RSU Awards	Target Number of Shares	Maximum Number of Shares (150% of Target)	Target Number of Shares	Maximum Number of Shares (200% of Target)
Thomas J. Fallon	55,240	51,920	77,879	27,620	55,240
Brad D. Feller	18,560	11,630	17,444	6,190	12,380
David F. Welch, Ph.D.(1)	28,770	18,030	27,045	9,590	19,180
Robert J. Jandro	17,990	11,270	16,904	6,000	12,000
James L. Laufman(2)	—	—	—	—	—

(1)

Dr. Welch was awarded an additional grant of 28,770 RSUs in fiscal 2015 (for an aggregate of 57,540 RSUs). This second award of RSUs is scheduled to vest as follows: one-half of the underlying shares on May 5, 2017 and one-half of the shares on May 5, 2018, subject to Dr. Welch’s continued service to Infinera on each applicable vesting date.

(2)	Mr. Laufman did not receive any equity awards in fiscal 2015 since he received equity awards when he was hired in October 2014.

The RSU awards in the table above (other than Dr. Welch’s additional RSU award) vest in annual installments with one-third of the underlying shares of Infinera common stock vesting on May 5 of each of 2016, 2017 and 2018, subject to the NEO’s continued service with Infinera on each applicable vesting date.

The shares of Infinera common stock subject to the 2015 TSR Award are eligible to vest based on our TSR performance relative to the S&P Networking Index over the applicable performance periods (as discussed below). The Compensation Committee selected relative TSR as the performance measure for this PSU award because it believes that our relative TSR is an important indicator of our long-term success and closely aligns the interests of our NEOs with those of our stockholders while also minimizing (or eliminating) the dilutive effect of our equity awards in the event of underperformance. In choosing an appropriate comparator group, the Compensation Committee selected the S&P Networking Index based on a review of its components (including the fact that Infinera is a component of the index, which shows it relevance), the relatively close correlation between our historical stock price movement and that of the S&P Networking Index, as well as the importance of the multimedia networking industry to our business.

Our relative TSR is measured against the S&P Networking Index at three intervals for the 2015 TSR Award, with one-third of the total number of shares of Infinera common stock subject to each NEO’s 2015 TSR Award allocated to each of the three performance periods. For purposes of calculating TSR performance for Infinera and the S&P Networking Index, the performance periods are as follows:

(i)	For the first performance period, the starting price is the 60-day average (of our closing stock price or the index, as applicable) leading up to and inclusive of February 24, 2015, and the ending price is the 60-day average leading up to and inclusive of the last day of fiscal 2015;

(ii)	For the second performance period, the starting price is the 60-day average leading up to and inclusive of February 24, 2015, and the ending price is the 60-day average leading up to and inclusive of the last day of fiscal 2016; and

(iii)	For the third performance period, the starting price is the 60-day average leading up to and inclusive of February 24, 2015 and the ending price is the 60-day average leading up to and inclusive of the last day of fiscal 2017.

The table below summarizes the performance criteria used to determine the percentage of the shares subject to the 2015 TSR Awards that would be eligible to vest by our NEOs for various levels of TSR performance relative to the S&P Networking Index for each performance period.

	Minimum	Target	Maximum

Payment is capped at target if TSR is
negative. To earn the maximum number of
shares under the 2015 TSR Award, our TSR
must be positive and at least 25 points higher
than the S&P Networking Index at each of the
three measurement periods.

INFN TSR vs. Index	-33 Points	Match	+25 Points
Payment as a Percentage of Target	0%	100%	150%
Slope	3 to 1	—	2 to 1

As shown above, for each point of positive TSR we deliver above the TSR for the S&P Networking Index, the number of shares eligible to vest increases by 2% up to a maximum of 150% of the target award level. For each point of TSR we deliver below the TSR for the S&P Networking Index, the number of shares eligible to vest decreases by 3% and can be reduced to 0% of the target award level.

Notwithstanding our TSR performance relative to the S&P Networking Index, if our TSR is negative for any performance period, the potential payout will be capped at 100% of the target number of shares allocated to that period. The 2015 TSR Awards will be forfeited upon failure to achieve the TSR threshold for the relevant period, with the exception that if any shares allocated to the first and second performance periods would have otherwise vested but for the 100% cap imposed by a negative TSR for that period, then with respect to the first performance period, those shares may vest based on TSR performance for the second period criteria, or with respect to the second period, those shares may vest based on TSR performance for the third period, provided in each case that our TSR is positive and results achieved are at or above 100% of target for the applicable subsequent performance period.

As disclosed in last year’s proxy statement, for awards measuring TSR against an index that may be awarded to our executive officers as part of their fiscal 2016 target total direct compensation opportunities, the Compensation Committee has determined that the start of the measurement period will be the 60-day average (of our closing stock price or the index, as applicable) leading up to and inclusive of the last day of the fiscal year prior to the grant of the award.

In addition, to underscore the importance of the new CX family of products to our long-term success, in fiscal 2015, the Compensation Committee also granted the CX PSU Award to be earned based on the cumulative revenue performance of the CX products over an 18-month performance period commencing on the first day of fiscal 2015 and ending on the last day of the second quarter of fiscal 2016 (the “Performance Period”). The CX PSU Award set a meaningful minimum threshold for cumulative revenue performance at which 100% of the target number of shares could be earned and a maximum level for revenue performance (two times the minimum threshold for cumulative revenue performance) at which 200% of the target number of shares could be earned. For revenue performance between the minimum threshold and the maximum level, the final award is determined on a linear basis using straight line interpolation. The CX PSU Award also contained a provision that provided that the shares of our common stock subject to the award could be earned prior to the end of the Performance Period at no more than target if we achieved at least the target cumulative revenue performance level for fiscal 2015. If the target cumulative revenue performance level was achieved by this date, then the shares of common stock subject to the CX PSU Award would be earned based on our actual cumulative CX family revenue for fiscal 2015. In this instance, the number of shares earned at the end of the Performance Period would equal the difference between the number of shares earned based on our actual cumulative CX family revenue performance level for the Performance Period (subject to the 200% cap) and the number of shares actually earned as of the end of fiscal 2015. No shares would be earned if the target cumulative revenue performance level was not achieved.

PSU Results. For the initial performance period ended December 26, 2015 under the 2015 TSR Award, our TSR performance exceeded the TSR performance of the S&P Networking Index by approximately 28 points. As a result, 150% of the target number of shares of Infinera common stock allocated to the initial performance period vested, as shown in the table below:

	2015 TSR Award Summary for Initial Performance Period
Name	Target Number of PSUs Granted	Actual Number of PSUs Vested
Thomas J. Fallon	17,307	25,960
Brad D. Feller	3,877	5,815
David F. Welch, Ph.D.	6,010	9,015
Robert J. Jandro	3,757	5,635

For the first measurement period of the CX PSU Award, which measures cumulative revenue performance during fiscal 2015, no shares subject to the award have yet become earned. The CX PSU Award is measured from the first day of fiscal 2015 through the second quarter of fiscal 2016.

Outstanding PSU Awards Granted in Prior Fiscal Years. The following table provides information regarding outstanding PSU awards granted prior to fiscal 2015 that were eligible to be earned in fiscal 2015 for our NEOs, including the performance requirements and number of shares of Infinera common stock earned through fiscal 2015.

Name	Fiscal Year of Grant	Total Target Number of PSUs Granted in Grant Year (#)	Target Number of Shares that Could Vest For Fiscal 2015 Performance Period (#)	Maximum Number of Shares that Could Vest For Fiscal 2015 Performance Period (#)	Actual Number of Shares Vested For Fiscal 2015 Performance Period (#)	Performance Measure
Thomas J. Fallon	2014	160,330	53,443	80,164	80,164	Relative TSR(1)
	2013	170,000	56,666	84,999	84,999	Relative TSR(2)
David F. Welch, Ph.D.	2014	41,847	13,949	20,923	20,923	Relative TSR(1)
	2013	75,000	25,000	37,500	37,500	Relative TSR(2)
Robert J. Jandro	2014	27,079	9,026	13,539	13,539	Relative TSR(1)

(1)

In fiscal 2014, the Compensation Committee granted to the then-current NEOs a PSU award that measures our TSR against the TSR of the S&P Networking Index. This PSU award pays out at 150% if our TSR outperforms the Telecomm Index by 25 points or more. Our TSR performance exceeded the TSR performance of this index by approximately 124 points for the performance period measured. For the second performance period, the start price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of February 25, 2014 and the end price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of the last day of fiscal 2015.

(2)

In fiscal 2013, the Compensation Committee granted to the then-current NEOs a PSU award that measures our TSR against the TSR of the Telecomm Index. This PSU award pays out at 150% if our TSR outperforms the Telecomm Index by 25 points or more. Our TSR performance exceeded the TSR performance of this index by approximately 207 points for the performance period measured. For the third and last performance period, the start price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of January 30, 2013 and the end price was the 60-day average (of our closing stock price or the index value, as applicable) leading up to and inclusive of the last day of fiscal 2015.

Employee Benefits and Perquisites

Our NEOs are only eligible to receive the same benefits as our U.S. salaried employees except with respect to accrued paid time off (“PTO”) as explained below. Infinera and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision, and disability benefits, a Section 401(k) plan, and other plans and programs, including the 2007 Employee Stock Purchase Plan (“2007 ESPP”), made available to other eligible employees in the applicable country of residence. In fiscal 2015, we began to provide a matching contribution under the Section 401(k) plan that is applicable to all eligible participants, including our NEOs. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs.

U.S. employees at the Senior Vice President level and above, at any U.S. work location, participate in our “As Needed” PTO Program. Under this program, these employees may schedule PTO as they see fit and as business necessity allows, although they must continue to meet all job expectations and remain responsible for ensuring appropriate coverage for the time they will be out of the office. Under this program, PTO does not accrue for these employees.

Additional Information Regarding Our Compensation Practices

Change of Control Payments and Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Infinera and its stockholders. Accordingly, Infinera has entered into Change of Control Agreements (the “COC Agreements”) with certain Vice President level officers and above, including each of our NEOs, to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera.

An NEO will receive payments and benefits under his or her COC Agreement only if his or her employment is terminated without “cause,” or by him or her as a result of a “constructive termination” (as more fully described in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below), within 12 months following a change of control of Infinera. The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable to each NEO upon a change of control. The Compensation Committee also believes that should Infinera engage in any discussions or negotiations relating to a change of control that the Board believes is in the best interests of our stockholders, these COC Agreements will help to ensure that our NEOs remain focused on the consummation of such potential transaction, without significant distraction or concern regarding their personal circumstances, such as continued employment.

The following terms apply with respect to our NEOs if we undergo a change of control and the NEO’s employment is terminated without cause or as a result of a constructive termination within 12 months following the change of control of Infinera, subject to such individual entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•	100% of all outstanding equity awards will vest;

•

Our CEO will be paid a lump sum severance payment equal to two times his annual base salary and our other NEOs will be paid a lump sum severance payment equal to one and one-half times their annual base salary; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of 24 months and our other NEOs will be reimbursed for premiums under COBRA for a period of 18 months.

Executive Severance Policy

In addition to the Change of Control payments and benefits discussed above, the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Accordingly, the Compensation Committee has adopted an executive severance policy, under which the following severance payments and benefits will become payable if the employment of one of our NEOs is terminated by us without “cause” (as defined in the policy) subject to such individual entering into and not revoking a release of claims in our favor:

•

Our CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times his annual base salary and our other NEOs will be paid a lump sum severance payment equal to one (1) times their annual base salary; and

•	Our CEO will be reimbursed for premiums under COBRA for a period of 18 months and our other NEOs will be reimbursed for premiums under COBRA for a period of 12 months.

If an NEO’s employment with Infinera is less than one year, the amount of severance payable to such individual will be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

Acceleration of Equity Awards upon Death or Disability. In addition, all awards granted under our equity incentive plans permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). Because we do not have any other policy with respect to severance payments or benefits in the event of an employee’s death or disability, the Compensation Committee believes that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSU awards, PSU awards and stock options.

The estimated payments and benefits that would be received by each NEO in connection with a qualifying termination of employment are presented in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below.

Equity Grant Policy

Under our Equity Grant Policy, a Subcommittee of the Compensation Committee has been delegated the authority to grant new hire, promotional and annual retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. This Subcommittee is currently comprised of our CEO, General Counsel and Vice President of Human Resources.

The Subcommittee generally meets on the second Monday of each month to approve new hire and promotional equity awards that are within pre-approved guidelines established by the Compensation Committee. Annual retention equity awards for such non-executive employees are also scheduled to occur as part of the monthly meetings of the Subcommittee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers.

Executive Clawback Policy

We maintain an Executive Clawback Policy that applies to our Section 16 Officers (which includes each of our NEOs) and directors. Pursuant to this policy, the Compensation Committee has the authority to seek:

•	Repayment of any cash incentive payment;

•	Cancellation of unvested, unexercised or unreleased equity awards; and

•	Repayment of any compensation earned on previously exercised or released equity awards,

where such payments, equity awards and/or compensation earned on previously exercised or released cash incentive and/or equity payments was predicated on financial results that were augmented by fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera (the “Excess Compensation”), whether or not such activity resulted in a financial restatement. The Compensation Committee shall have sole discretion under this policy, consistent with any applicable statutory requirements, to seek reimbursement for any Excess Compensation paid or received by a Section 16 Officer or director for up to a 12-month period prior to the date of the Compensation Committee action to require reimbursement of the Excess Compensation. Further, following a restatement of our financial statements, we will recover any compensation received by our CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by a Section 16 Officer or director and the compensation that would have been earned by a Section 16 Officer or director had the fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera not occurred.

Stock Ownership Policy

The Board believes that it is important to link the interests of our NEOs to those of our stockholders. Our Stock Ownership Policy requires our non-employee directors and Section 16 Officers (which includes each of our NEOs) to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of (i) the effective date of the policy or (ii) the date of appointment of the director or appointment/promotion of the Section 16 Officer. As of the Record Date, each of our Section 16 Officers and the non-employee members of the Board has either satisfied these ownership guidelines or had time remaining to do so. The specific Infinera stock ownership requirements for our Section 16 Officers and non-employee directors as a multiple of annual base salary (or cash retainer, in the case of the non-employee directors) are as follows:

• CEO:	4x annual base salary
• President:	2x annual base salary
• CFO:	2x annual base salary
• Other NEOs:	1x annual base salary
• Non-employee directors:	4x annual cash retainer

Shares of Infinera common stock that count towards satisfaction of this policy include: (i) shares owned outright by the Section 16 Officer or non-employee director or his or her immediate family members residing in the same household, (ii) shares held in trust for the benefit of the Section 16 Officer or non-employee director or his or her family and (iii) shares subject to vested, unexercised, in-the-money stock options (the “spread” or “intrinsic value” of options). The value of a share of Infinera common stock is measured on the last day of the fiscal year as the greater of (i) the closing price on the date of calculation or (ii) the purchase price actually paid by the person for such share of Infinera common stock (for the avoidance of doubt, the purchase price for shares of Infinera common stock subject to RSU awards, PSU awards and other similar full value awards is zero).

Anti-hedging Policy

Under our Insider Trading Policy, we prohibit our employees, including our NEOs, from hedging the risk associated with ownership of shares of Infinera common stock and other securities.

Anti-pledging Policy

Under our Insider Trading Policy, we prohibit our NEOs and directors from pledging any Infinera securities as collateral for a loan.

Tax and Accounting Treatment of Compensation

Section 162(m) limits the amount that we may deduct for compensation paid to our CEO and to our three other most highly compensated executive officers (other than our CFO) to $1 million per individual in any tax year, unless such compensation is exempt from the deduction limit. One exemption from this deduction limit is available for various forms of “qualified performance-based compensation.”

While it cannot predict how the deduction limit may impact our executive compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While it has not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and other senior executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in its compensation decisions. For example, pursuant to Proposal 3 under this proxy statement, we are asking our stockholders to approve the 2016 Plan that will permit the grant of equity awards intended to qualify as “performance-based” with the meaning of Section 162(m). However, from time to time, the Compensation Committee may provide compensation or grant equity awards to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders.

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Marcel Gani (Chairman since February 24, 2016)

John P. Daane (member since February 24, 2016)

Paul J. Milbury

Carl Redfield

Mark A. Wegleitner (served as Chairman and a member until February 24, 2016)

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer, principal financial officer and our three other highest paid executive officers during fiscal 2015. As previously noted, we refer to these executive officers as our NEOs.

Fiscal 2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Thomas J. Fallon	2015	526,298	—	2,383,666	—	884,250	(3)	312	(4)	3,794,526
CEO	2014	468,029	—	2,036,202	—	808,594		16,423	(4)	3,329,248
	2013	375,000	—	1,898,390	—	635,250		—		2,908,640
Brad D. Feller	2015	360,000	—	641,511	—	330,120	(3)	281	(4)	1,331,912
CFO	2014	346,154	30,000	1,499,999	96,323	285,796		1,034	(4)	2,259,306
David F. Welch, Ph.D.	2015	435,577	—	1,494,385	—	471,600	(3)	312	(4)	2,401,874
President	2014	374,885	—	822,290	—	414,000		31,774	(4)	1,642,949
	2013	355,308	—	1,433,280	—	390,298		—		2,178,886
Robert J. Jandro	2015	350,000	—	621,760	—	458,500	(3)	273	(4)	1,430,533
Senior Vice President, Worldwide Sales	2014 2013	350,000 207,338	— —	532,106 1,303,200	— —	483,000 280,162	(3)	11,068 —	(4)	1,376,174 1,790,700
James L. Laufman	2015	325,000	—	—	—	255,450	(3)	254	(4)	580,704
Senior Vice President, General Counsel and Secretary	2014	62,500	—	999,996	—	—		59	(4)	1,062,555

(1)

The amounts reported in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Notes 2 and 13 of the notes to our consolidated financial statements contained in our 2015 Annual Report on Form 10-K filed on February 23, 2016 for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)	The amounts reported in this column represent payouts under our annual cash incentive plan.
(3)

The amounts reported represent annual incentive cash awards earned under the 2015 Bonus Plan. For additional information regarding the 2015 Bonus Plan, please see the section entitled “Fiscal 2015 Compensation – Performance-Based Incentive Cash Compensation (2015 Bonus Plan)” in the Compensation Discussion and Analysis above.

(4)	For fiscal 2015, this amount represented the payment of life insurance premiums. For fiscal 2014, this amount represented the payment of accrued vacation time and life insurance premiums.

Fiscal 2015 Grants of Plan-Based Awards Table

The following table sets forth information regarding fiscal 2015 annual cash incentive compensation and equity awards granted to our NEOs during fiscal 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Thomas J. Fallon	2/2/2015	—	675,000	1,012,500	—	—		—		—		—	—	—
	2/24/2015	—	—	—	—	—		—		55,240	(3)	—	—	960,071
	2/24/2015	—	—	—	—	51,920	(4)	77,879	(4)	—		—	—	943,559
	2/24/2015	—	—	—	—	27,620	(5)	55,240	(5)	—		—	—	480,036
Brad D. Feller	2/2/2015	—	252,000	378,000	—	—		—		—		—	—	—
	2/24/2015	—	—	—	—	—		—		18,560	(3)	—	—	322,573
	2/24/2015	—	—	—	—	11,630	(4)	17,444	(4)	—		—	—	211,356
	2/24/2015	—	—	—	—	6,190	(5)	12,380	(5)	—		—	—	107,582
David F. Welch, Ph.D.	2/2/2015	—	360,000	540,000	—	—		—		—		—	—	—
	2/24/2015	—	—	—	—	—		—		28,770	(3)	—	—	500,023
	2/24/2015	—	—	—	—	—		—		28,770	(6)	—	—	500,023
	2/24/2015	—	—	—	—	18,030	(4)	27,045	(4)	—		—	—	327,665
	2/24/2015	—	—	—	—	9,590	(5)	19,180	(5)	—		—	—	166,674
Robert J. Jandro	2/2/2015	—	350,000	525,000	—	—		—		—		—	—	—
	2/24/2015	—	—	—	—	—		—		17,990	(3)	—	—	312,666
	2/24/2015	—	—	—	—	11,270	(4)	16,904	(4)	—		—	—	204,813
	2/24/2015	—	—	—	—	6,000	(5)	12,000	(5)	—		—	—	104,280
James L. Laufman	2/2/2015	—	195,000	292,500	—	—		—		—		—	—	—

(1)

Represents the potential cash payment that may be earned for fiscal 2015 under the 2015 Bonus Plan. For additional information regarding the 2015 Bonus Plan and final payouts, please see the section entitled “Fiscal 2015 Compensation – Performance-Based Incentive Cash Compensation (2015 Bonus Plan)” in the Compensation Discussion and Analysis above.

(2)

For time-based RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For PSUs, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718.

(3)

These RSU awards are scheduled to vest in annual installments with one-third of the underlying shares vesting on May 5 of each of 2016, 2017 and 2018, subject to each person’s continued service to Infinera on each applicable vesting date.

(4)

This PSU award is earned based on our TSR as compared to the S&P Networking Index for the one-, two- and three-year performance periods running from the grant date through the end of fiscal years 2015, 2016 and 2017, and subject to each person’s continued service to Infinera on each applicable vesting date. The vesting date shall be the fifth day of the month after certification of the award, which certification typically takes place in February for the prior performance period. If the performance objectives are not met within the time limits specified in the award agreements, the PSUs will be cancelled. For additional information regarding the PSU awards granted to our NEOs in fiscal 2015, please see the section entitled “Fiscal 2015 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(5)

This PSU award measures the cumulative revenue performance of the CX family of products over a period of 18 months. At the minimum threshold 100% of the target shares may be earned and at two times the minimum threshold revenue 200% of the target shares may be earned. For a more detailed description of this PSU award, please see the section entitled “Fiscal 2015 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(6)

This RSU award is scheduled to vest as to one-half of the underlying shares vesting on May 5, 2017 and one-half of the shares on May 5, 2018, subject to Dr. Welch’s continued service to Infinera on each applicable vesting date.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding stock options, RSU awards and PSU awards held by each of our NEOs as of December 26, 2015. The vesting conditions for each award are set forth in the footnotes below the table.

	Stock Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas J. Fallon	11/23/2009	90,056	—	(2)	8.19	11/23/2019	1/30/2013	37,666	(3)	697,198	—		—
	2/10/2011	14,286	—	(2)	8.58	2/10/2021	1/30/2013	—		—	56,666	(4)	1,048,888
	2/10/2011	32,965	—	(2)	8.58	2/10/2021	2/25/2014	71,258	(5)	1,318,986	—		—
	2/10/2011	30,475	—	(2)	8.58	2/10/2021	2/25/2014	—		—	106,886	(6)	1,978,460
	2/10/2011	182,250	—	(2)	8.58	2/10/2021	2/24/2015	55,240	(7)	1,022,492	—		—
	—	—	—		—	—	2/24/2015	—		—	51,920	(8)	961,039
	—	—	—		—	—	2/24/2015	—		—	27,620	(9)	511,246
Brad D. Feller	1/13/2014	11,979	13,021	(10)	9.02	1/13/2021	1/13/2014	124,722	(11)	2,308,604	—		—
	—	—	—		—	—	2/24/2015	18,560	(7)	343,546	—		—
	—	—	—		—	—	2/24/2015	—		—	11,630	(8)	215,271
	—	—	—		—	—	2/24/2015	—		—	6,190	(9)	114,577
David F. Welch, Ph.D.	8/8/2006	50,000	—	(2)	2.00	8/8/2016	1/30/2013	20,000	(3)	370,200	—		—
	8/8/2006	137,500	—	(2)	2.00	8/8/2016	1/30/2013	—		—	25,000	(4)	462,750
	2/10/2009	100,000	—	(2)	7.11	2/10/2019	6/19/2013	24,000	(12)	444,240	—		—
	8/10/2009	150,000	—	(2)	7.45	8/10/2019	2/25/2014	41,846	(5)	774,569	—		—
	11/23/2009	75,000	—	(2)	8.19	11/23/2016	2/25/2014	—		—	27,898	(6)	516,392
	2/22/2010	29,214	—	(2)	7.61	6/6/2017	2/24/2015	28,770	(7)	532,533	—		—
	2/22/2010	101,342	—	(2)	7.61	6/6/2017	2/24/2015	28,770	(13)	532,533	—		—
	2/22/2010	2,817	—	(2)	7.61	2/28/2018	2/24/2015	—		—	18,030	(8)	333,735
	2/22/2010	81,683	—	(2)	7.61	2/28/2018	2/24/2015	—		—	9,590	(9)	177,511
	2/10/2011	39,465	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	41,535	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	20,250	—	(2)	8.58	2/10/2021	—	—		—	—		—
	2/10/2011	60,750	—	(2)	8.58	2/10/2021	—	—		—	—		—
Robert J. Jandro	—	—	—		—	—	7/1/2013	60,000	(12)	1,110,600	—		—
	—	—	—		—	—	2/25/2014	27,079	(5)	501,232	—		—
	—	—	—		—	—	2/25/2014	—		—	18,052	(6)	334,143
	—	—	—		—	—	2/24/2015	17,990	(7)	332,995	—		—
	—	—	—		—	—	2/24/2015	—		—	11,270	(8)	208,608
	—	—	—		—	—	2/24/2015	—		—	6,000	(9)	111,060
James L. Laufman	—	—	—		—	—	10/20/2014	70,955	(14)	1,313,377	—		—

(1)

The closing price of our common stock as of the last trading day prior to our fiscal year end, December 24, 2015, was $18.51 per share, which was used as the value of our common stock in the calculations.

(2)	This stock option grant is fully vested.
(3)	The remaining unvested portion of this RSU grant vested in its entirety on February 5, 2016.
(4)

This PSU award can be earned based on our TSR performance relative to that of the Telecomm Index as measured over one-, two- and three-year performance periods. For purposes of calculating TSR performance for Infinera and the Telecomm Index under the PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and the Telecomm Index leading up to January 30, 2013, which was the grant date of the awards. TSR for Infinera and the Telecomm Index is then calculated by comparing the average closing price of our common stock and the Telecomm Index to this baseline value for the final 60 days of our fiscal 2013, 2014 and 2015. This PSU award pays out at a maximum of 150% if our TSR outperforms the S&P Networking Index by 25 points or more and 0% if our TSR underperforms the S&P Networking Index by 25 points or more. The PSUs vested on February 5, 2016 as to 150% of the target shares upon the achievement of the third and final performance period.

(5)	The remaining unvested portion of this RSU grant vests in its entirety on May 5, 2017, subject to his continued service to Infinera on each applicable vesting date.
(6)

This PSU award can be earned based on our TSR performance relative to that of the S&P Networking Index as measured over one-, two- and three-year performance periods. For purposes of calculating TSR performance for Infinera and the S&P Networking Index under the PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and the S&P Networking Index leading up to February 25, 2014, which was the grant date of the awards. TSR for Infinera and the S&P Networking Index is then calculated by comparing the average closing price of our common stock and the S&P Networking Index to this baseline value for the final 60 days of our fiscal 2014, 2015 and 2016. This PSU award pays out at a maximum of 150% if our TSR outperforms the S&P Networking Index by 25 points or more and 0% if our TSR underperforms the S&P Networking Index by 33 points or more. The PSUs vested on February 5, 2016 as to 150% of the target shares upon the achievement of the second performance period.

(7)	The remaining unvested portion of this RSU grant vests in its entirety on May 5, 2018, subject to his continued service to Infinera on each applicable vesting date.
(8)

This PSU award can be earned based on our TSR performance relative to that of the S&P Networking Index as measured over one-, two- and three-year performance periods. For purposes of calculating TSR performance for Infinera and the S&P Networking Index under the PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and the S&P Networking Index leading up to February 24, 2015, which was the grant date of the awards. TSR for Infinera and the S&P Networking Index is then calculated by comparing the average closing price of our common stock and the S&P Networking Index to this baseline value for the final 60 days of our fiscal 2015, 2016 and 2017. This PSU award pays out at a maximum of 150% if our TSR outperforms the S&P Networking Index by 25 points or more and 0% if our TSR underperforms the S&P Networking Index by 33 points or more. The PSUs vested on February 5, 2016 as to 150% of the target shares upon the achievement of the first performance period. For a more detailed description of this PSU award, please see the section entitled “Fiscal 2015 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(9)

This PSU award measures the cumulative revenue performance of the CX family of products over a period of 18 months. At the minimum threshold 100% of the target shares may be earned and at two times the minimum threshold revenue 200% of the target shares may be earned. For a more detailed description of this PSU award, please see the section entitled “Fiscal 2015 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis above.

(10)

This option vests and becomes exercisable as to 1/4th of the underlying shares on January 13, 2015 and then 1/48th per month thereafter, subject to his continued service to Infinera on each applicable vesting date.

(11)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2018, subject to his continued service to Infinera on each applicable vesting date.
(12)	The remaining unvested portion of this RSU grant vests in its entirety on August 5, 2017, subject to his continued service to Infinera on each applicable vesting date.
(13)

The remaining unvested portion of this RSU grant vests as to one-half of the underlying shares vesting on May 5, 2017 and one-half of the shares on May 5, 2018, subject to Dr. Welch’s continued service to Infinera on each applicable vesting date.

(14)	The remaining unvested portion of this RSU grant vests in its entirety on November 5, 2018, subject to his continued service to Infinera on each applicable vesting date.

Fiscal 2015 Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSU awards and PSU awards during fiscal 2015 by each of our NEOs.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas J. Fallon	450,000	4,826,618	290,129	4,980,904
Brad D. Feller	—	—	41,575	708,854
David F. Welch, Ph.D.	—	—	208,930	3,499,251
Robert J. Jandro	—	—	57,080	1,193,512
James L. Laufman	—	—	23,652	490,306

(1)

The value realized on the exercise date is based on the difference in the fair market value of our common stock on the exercise date and the exercise price, and does not necessarily reflect the proceeds actually received by the NEO.

(2)	The value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.

Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability

Change of Control Payments and Benefits

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Change of Control Payments and Benefits,” Infinera has entered into COC Agreements with certain Vice President level officers and above, including each of our NEOs, to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera.

Executive Severance Policy

As discussed above in more detail in the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Executive Severance Policy,” the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Infinera shall not pay severance pursuant to this policy to the individuals subject to this policy in the event of (i) a change of control of Infinera (as defined below), or (ii) if such individual is terminated for Cause (as defined below).

Death and Disability Benefits

Pursuant to our 2000 Stock Option Plan and the 2007 Plan, accelerated vesting is provided in the event of the death (with exceptions in certain circumstances) or permanent disability of an employee, including our NEOs. Accrued vacation will also be paid out in the event of the death or permanent disability of such individual. We do not currently provide any other benefits in the event of an employee’s death or permanent disability.

For purposes of these benefits, the following terms have the following meanings:

Change of Control

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction, (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control), or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause	(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Fiscal 2015 Estimated Payments and Benefits Table

The amount of compensation and benefits payable to each of our NEOs in the event of a termination of employment by Infinera, a termination of employment following a Change of Control transaction (as defined above), or a termination of employment due to death or permanent disability has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event occurred on December 26, 2015, the last day of fiscal 2015. The closing price of our common stock as of the last trading day of fiscal 2015, was $18.51 per share, which was used as the value of our common stock in the calculations below. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $18.51 and (ii) subtracting the exercise price for the unvested stock options.

		Potential Payments in Connection With:
Name	Type of Benefit	Termination Under Severance Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)
Thomas J. Fallon	Cash Severance	789,447	1,052,596	—
	Vesting Acceleration(1)	—	7,538,309	7,538,309
	Continued Coverage of Employee Benefits	39,108	52,145	—

	Total Benefits	828,555	8,643,050	7,538,309

Brad D. Feller	Cash Severance	360,000	540,000	—
	Vesting Acceleration(2)	—	3,105,567	3,105,567
	Continued Coverage of Employee Benefits	19,800	29,700	—

	Total Benefits	379,800	3,675,267	3,105,567

David F. Welch, Ph.D.	Cash Severance	435,577	653,366	—
	Vesting Acceleration(3)	—	4,144,463	4,144,463
	Continued Coverage of Employee Benefits	26,072	39,108	—

	Total Benefits	461,649	4,836,937	4,144,463

Robert J. Jandro	Cash Severance	350,000	525,000	—
	Vesting Acceleration(4)	—	2,598,637	2,598,637
	Continued Coverage of Employee Benefits	13,776	20,664	—

	Total Benefits	363,776	3,144,301	2,598,637

James L. Laufman	Cash Severance	325,000	487,500	—
	Vesting Acceleration(5)	—	1,313,377	1,313,377
	Continued Coverage of Employee Benefits	19,800	29,700	—

	Total Benefits	344,800	1,830,577	1,313,377

(1)

The vesting of 407,256 shares of common stock would accelerate if Mr. Fallon was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 26, 2015.

(2)

The vesting of 174,123 shares of common stock would accelerate if Mr. Feller was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 26, 2015.

(3)

The vesting of 223,904 shares of common stock would accelerate if Dr. Welch was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 26, 2015.

(4)

The vesting of 140,391 shares of common stock would accelerate if Mr. Jandro was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 26, 2015.

(5)

The vesting of 70,955 shares of common stock would accelerate if Mr. Laufman was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 26, 2015.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2015, at the request of the Compensation Committee, a review of the risks associated with our organization-wide compensation policies and practices was conducted. This review was conducted by Compensia with input from our legal, finance and human resources departments. This assessment included:

•	A review of the policies and practices relating to the components of our compensation programs and arrangements;

•	A review of incentive-based cash and equity compensation plans and arrangements;

•

The identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage; and

•	Consideration of the presence or absence of controls, policies, plan features or other factors that mitigate potential risks.

Although all compensation programs were considered, particular attention was paid to incentive-based plans and arrangements involving variable payouts, where an employee might be able to influence payout factors and compensation plans and arrangements involving our executive team. In substantially all cases, these compensation plans and arrangements are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Equity incentive compensation was found to be based on a blend of financial objectives and TSR, which allows us to avoid an over-emphasis on shorter-term financial goals. In addition, the financial and operational objectives used to determine the performance measures for our incentive-based compensation plans and arrangements were found to be substantially derived from our annual operating plan, which is approved by the Board.

In addition, the assessment considered the controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce or encourage risk-taking, including:

•

Oversight of major incentive compensation plans and arrangements and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•

Internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	The existence of, and training relating to, corporate standards of business conduct and ethics;

•	Substantial alignment of compensation of and benefits for executive and non-executive, salaried employees;

•	A clawback policy pursuant to which the Compensation Committee has a one-year look-back provision and provides the authority to recoup up to 100% of any Excess Compensation; and

•	Stock ownership guidelines applicable to our Section 16 Officers to align their interests with those of our stockholders.

Compensia’s review concluded that the risks associated with our compensation policies and practices were being effectively managed by Infinera. Based on this review, as well as our assessment of the factors described above, we have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on Infinera. This risk assessment was presented to and reviewed by the Compensation Committee.

PROPOSAL 2—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our NEOs.

As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly-qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on financial and operational objectives, including specific revenue and non-GAAP operating income targets as well as important operational goals important to the short-term and long-term growth of Infinera. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 23 for additional details about our executive compensation programs, including information about the fiscal 2015 compensation of our NEOs.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying footnotes and narrative disclosures.”

As an advisory vote, this say-on-pay proposal is not binding upon Infinera, the Board or the Compensation Committee. However, Infinera, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ concerns in evaluating future compensation options for our NEOs.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3—APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve a new 2016 Plan and its material terms. Upon recommendation of the Compensation Committee, the Board adopted the 2016 Plan on February 24, 2016, subject to approval from our stockholders at our Annual Meeting. If approved by our stockholders, the 2016 Plan will replace our current 2007 Plan, and the 2016 Plan will continue in effect until 2026 unless earlier terminated by the Board or the Compensation Committee. Upon stockholder approval of the 2016 Plan, we will cease granting awards under the 2007 Plan, but the 2007 Plan will continue to govern awards previously granted under it.

The Board believes that our future success depends on our ability to attract and retain talented employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for Infinera. The Board believes that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees an opportunity to hold an ownership stake in Infinera, and provides an effective means of recognizing employee contributions to the success of Infinera. If stockholders do not approve the 2016 Plan, the 2007 Plan will remain in effect until we terminate it or it expires in accordance with its terms. However, the 2007 Plan is scheduled to expire in February 2017. Therefore, if stockholders do not approve the 2016 Plan, we will not be able to continue our equity incentive program after the expiration of the 2007 Plan, which could prevent us from successfully attracting and retaining highly skilled executive officers and other employees.

If our stockholders approve the 2016 Plan, we currently anticipate that the shares available under the 2016 Plan (the “Shares”) will be sufficient to meet our expected needs through approximately the end of calendar 2017. In determining the number of Shares to be reserved for issuance under the 2016 Plan, the Compensation Committee and the Board considered the following:

•

Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we granted in the past three years. In fiscal years 2013, 2014, and 2015, we granted equity awards of 4.153 million, 3.152 million and 2.534 million Shares, respectively, or a total of approximately 9.839 million Shares over the three-year period.

•

Forecasted Grants. In determining the projected Share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) the Shares that would be available for grant under the 2016 Plan, if the stockholders approve the 2016 Plan, which would be 7,500,000 Shares (excluding Shares already subject to outstanding awards granted under the 2007 Plan that, if forfeited, would be added to the number of Shares reserved under the 2016 Plan); (ii) the estimated number of Shares to be added to the 2016 Plan from forfeited awards under the 2007 Plan; and (iii) forecasted future grants, which are “value-based,” meaning that Share amounts granted will be determined based on the competitive dollar value to be delivered to the participant and stock price of Infinera. Due to our value-based grant program, any significant changes in our stock price as compared to the stock price we assumed for forecasting purposes could cause our actual Share usage to deviate significantly from our anticipated Share usage. The Compensation Committee and the Board also took into account future headcount growth on projected Share utilization.

•	Proxy Advisory Firm Guidelines. Given our significant institutional stockholder base, the Compensation Committee and the Board considered proxy advisory firm guidelines.

Key Corporate Governance Improvements in the 2016 Plan

The following is a summary of the key corporate governance improvements made to the 2016 Plan as compared to the 2007 Plan. These improvements also summarize the key differences between the 2016 Plan and 2007 Plan. This comparative summary is qualified in its entirety by reference to the actual text of the 2007 Plan and the actual text of the 2016 Plan. The 2016 Plan is set forth as Appendix B to this Proxy Statement.

•

Elimination of Annual “Evergreen” Provision. Our stockholders are being asked to approve a number of Shares for issuance under the 2016 Plan, subject to the adjustment provisions contained in the 2016 Plan, equal to the sum of (1) 7,500,000 Shares plus (2) Shares subject to awards granted under the 2007 Plan that expire or otherwise terminate after stockholder approval of the 2016 Plan (provided that the maximum number of Shares that may be added to the 2016 Plan with respect to awards granted under the 2007 Plan pursuant to this clause (2) is 7,700,000 Shares). The 2016 Plan does not contain an annual “evergreen” provision that increases the number of Shares available for issuance each year. The 2016 Plan authorizes only a fixed number of Shares, so that stockholder approval will be required for any increases to the maximum number of Shares that may be issued under the 2016 Plan.

The number of Shares that have been reserved for issuance under the 2007 Plan, subject to the adjustment provisions contained in the 2007 Plan, is 46,824,488 Shares, which includes Shares that became available pursuant to annual increases (beginning with our 2008 fiscal year through our 2014 fiscal year) on the first day of each fiscal year in an amount equal to the least of 9,000,000 Shares, 5% of the outstanding Shares on the last day of our immediately preceding fiscal year, or such other amount determined by the Board. If our stockholders do not approve the 2016 Plan and the 2007 Plan remains in effect, then on the first day of our 2017 fiscal year, the number of Shares reserved under the 2007 Plan will be increased by the least of 9,000,000 Shares, 5% of the outstanding Shares on the last day of our immediately preceding fiscal year, or such other amount determined by the Board.

•

Changes to Which Shares are Returned to the Share Reserve. Under the 2016 Plan, if an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited or repurchased due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will not become available for future grant under the 2016 Plan. Shares used to satisfy the tax withholding obligations for awards other than options and stock appreciation rights will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. The 2016 Plan clarifies that no Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan or the 2007 Plan.

Under the 2007 Plan, if an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited or repurchased due to failure to vest, those Shares will become available for issuance again under the 2007 Plan. If an award is surrendered pursuant to a program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards reduced, the Shares subject to that award will become available for issuance again under the 2007 Plan. With respect to stock appreciation rights, only Shares actually issued pursuant to the stock appreciation right will cease to be available under the 2007 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant under the 2007 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2007 Plan.

•

Ability to Grant Performance-based Compensation Exception under Section 162(m). The 2016 Plan has been designed to enable us to grant certain awards intended to allow a deduction in full for U.S. federal income tax purposes of the compensation recognized by our executive officers. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, generally are excluded from this deductibility limit. To enable performance-based equity awards granted under the 2016 Plan that are intended to qualify as performance-based compensation within the meaning of Section 162(m), the 2016 Plan includes certain procedural requirements as well as certain limitations on the number of Shares subject to awards that may be granted to an individual during any fiscal year (described below), and specifies certain performance criteria that may be used for such awards (described below). Notwithstanding the foregoing, we will have the ability to grant equity awards under the 2016 Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m) and therefore are not subject to such procedural requirements or numerical limitations.

The 2007 Plan does not set forth provisions that would enable the grant of performance-based equity awards intended to qualify as performance-based compensation within the meaning of Section 162(m). The 2007 Plan therefore does not specify any of these requirements that otherwise are provided in the

2016 Plan specifically for Section 162(m) purposes, such as annual limitations on the number of Shares subject to awards that may be granted to an individual and specific performance criteria for performance-based awards.

•

Annual Limits on Awards Granted. The 2016 Plan specifies the following limitations to the number of Shares subject to awards that may be granted to an individual during any fiscal year (subject to any adjustment provisions contained in the 2016 Plan), which is necessary to allow us to be eligible to receive income tax deductions under Section 162(m):

Award Type	Aggregate Per Person Award Limit
Stock options	1,500,000 Shares during any fiscal year of ours, plus an additional
1,500,000 Shares in connection with an award recipient’s initial service as an employee
Stock appreciation rights	1,500,000 Shares during any fiscal year of ours, plus an additional
1,500,000 Shares in connection with an award recipient’s initial service as an employee
Restricted stock	1,500,000 Shares during any fiscal year of ours, plus an additional
1,500,000 Shares in connection with an award recipient’s initial service as an employee
Restricted stock units	1,500,000 Shares during any fiscal year of ours, plus an additional
1,500,000 Shares in connection with an award recipient’s initial service as an employee
Performance shares	1,500,000 Shares during any fiscal year of ours, plus an additional
1,500,000 Shares in connection with an award recipient’s initial service as an employee
Performance units	$7,500,000

As noted above, the 2007 Plan does not specify annual limitations on the number of Shares subject to awards that may be granted to an individual.

•

Performance Criteria. The 2016 Plan includes specific performance criteria so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn is intended to allow us to be eligible to receive income tax deductions under Section 162(m). These performance criteria include: revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; earnings before interest, taxes and depreciation and amortization; earnings before interest and taxes; net income; expenses; new product development; stock price; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; sales; total stockholder return; free cash flow; net operating income; operating cash flow; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; product development; research and development expenses; completion of an identified special project; completion of a joint venture or other corporate transaction; inventory balance; or inventory turnover ratio.

As noted above, the 2007 Plan does not specify any performance criteria for performance-based awards.

•

Minimum Vesting Requirements. 95% of the Shares reserved for issuance under the 2016 Plan may be issued only through awards that cannot vest in less than one year from the date of grant unless the vesting of such awards is accelerated due to the participant’s death, disability, or retirement or upon a major capital change of Infinera (such as our change in control). The 2007 Plan does not specify vesting limitations.

•

Repricing Prohibition. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

The 2007 Plan allows the administrator to institute a program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards reduced.

•

Non-Employee Director Award Limits. Under the 2016 Plan, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits. The 2007 Plan does not specify any limits on the equity awards or compensation that may be granted to a non-employee director.

Our executive officers and directors have an interest in the approval of the 2016 Plan by our stockholders because they would be eligible to receive awards under the 2016 Plan.

Description of the 2016 Plan

The following paragraphs provide a summary of the principal features of the 2016 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2016 Plan and is qualified in its entirety by the specific language of the 2016 Plan. A copy of the 2016 Plan is provided as Appendix B to this Proxy Statement.

Purposes. The purposes of the 2016 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance units, and performance shares as the administrator of the 2016 Plan may determine.

Authorized Shares. Our stockholders are being asked to approve a number of Shares for issuance under the 2016 Plan, subject to the adjustment provisions contained in the 2016 Plan, equal to the sum of (1) 7,500,000 Shares plus (2) Shares subject to awards granted under the 2007 Plan that after stockholder approval of the 2016 Plan expire, are forfeited or otherwise terminate, or are repurchased by us due to failure to vest (provided that the maximum number of Shares that may be added to the 2016 Plan with respect to awards granted under the 2007 Plan pursuant to this clause (2) above is 7,700,000 Shares).

Shares may be authorized, but unissued, or reacquired Shares. If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will cease to be available for future grant under the 2016 Plan. Shares used to satisfy the tax withholding obligations related to an award, except with respect to options and stock appreciation rights, will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan or the 2007 Plan.

Plan Administration. The Compensation Committee (or other committee appointed by the Board) will administer the 2016 Plan. With respect to awards granted or to be granted to certain officers and key employees intended to be an exempt transaction under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), the members of the committee administering the 2016 Plan with respect to those awards must qualify as “non-employee directors” under Rule 16b-3 will administer the 2016 Plan with respect to such awards. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee administering the 2016 Plan with respect to those awards will consist of two or more “outside directors” within the meaning of Section 162(m).

Subject to the provisions of the 2016 Plan, the administrator will have the power to determine the award recipients and the terms of the awards, including the exercise price, the number of Shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also will have the authority to amend existing awards, to prescribe rules and to construe and interpret the 2016 Plan and awards granted under the 2016 Plan, to establish rules and regulations, including sub-plans for satisfying, or qualifying for favorable tax treatment under, applicable laws in jurisdictions outside of the United States, and to make all other determinations necessary or advisable for administering the 2016 Plan.

No Repricing. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

Vesting Requirements. 95% of the Shares reserved for issuance under the 2016 Plan may be issued only through awards that cannot vest in less than one year from the date of grant unless the vesting of such awards is accelerated due to the participant’s death, disability, or retirement or upon a major capital change of Infinera (such as our change in control).

Eligibility. We will be able to grant all types of awards under the 2016 Plan to our employees, consultants, and non-employee directors and employees and consultants of our parent or subsidiary corporations. We will be able to grant incentive stock options under the 2016 Plan only to individuals who, as of the time of grant, are employees of ours or of any parent or subsidiary corporation of ours. As of February 27, 2016, we had seven non-employee directors, and approximately 2,115 employees (including five executive officers) and 40 consultants.

Non-Employee Director Award Limits. The 2016 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2016 Plan. However, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

Certain Other Limits. In any fiscal year in which Infinera is publicly held and Section 162(m) applies to our employees who would be considered “covered employees” under Section 162(m), subject to any adjustment provisions contained in the 2016 Plan, the maximum aggregate number of Shares covering equity awards that a participant may receive is:

•	With respect to stock options, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to stock appreciation rights, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to restricted stock, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;

•	With respect to RSUs, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee; and

•	With respect to performance shares, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee.

In addition, for each such fiscal year, the maximum aggregate grant date value of performance units that a participant may receive is $7,500,000.

Stock Options. We will be able to grant stock options under the 2016 Plan. Each option will be evidenced by an award agreement that specifies the exercise price, the term of the option, forms of consideration for exercise, and such other terms and conditions as the administrator determines, subject to the terms of the 2016 Plan. The exercise price of options granted under the 2016 Plan must be at least equal to the fair market value of our common stock on the date of grant, except in special, limited circumstances as set forth in the 2016 Plan. The maximum term of an option will be specified in an award agreement, provided that an incentive stock option must have a term not exceeding 10 years. However, with respect to any participant who owns more than 10% of the voting power of all classes of outstanding stock of ours or of any parent or subsidiary of ours, the term must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a Share on the grant date. Generally, the fair market value of our common stock is the closing sales price on the relevant date as quoted on The NASDAQ Stock Market. Options will be exercisable at such times and under such conditions as determined by the administrator and as set forth in the applicable award agreement.

Stock Appreciation Rights. We will be able to grant stock appreciation rights under the 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Each stock appreciation right will be evidenced by an award agreement that specifies the exercise price, the term of the stock appreciation right, and other terms and conditions as determined by the administrator, subject to the terms of the 2016 Plan. The per Share exercise price for the Shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per Share on the date of grant. Stock appreciation rights will be exercisable at such times and under such conditions as determined by the administrator and set forth in the applicable award agreement. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be paid in cash, Shares, or a combination of both.

Restricted Stock. We will be able to grant restricted stock under the 2016 Plan. Restricted stock awards are grants of Shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan.

Restricted stock awards may (but are not required to) be subject to vesting conditions, as the administrator specifies (subject to the minimum vesting requirements), and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such Shares upon grant without regard to vesting, unless the administrator provides otherwise. Such dividends and other distributions, if any, will be subject to the same restrictions as the Shares of restricted stock on which they were paid. Unless otherwise determined by the administrator, a participant will forfeit any Shares of restricted stock as to which the restriction have not lapsed prior to the participant’s termination of service.

Restricted Stock Units. We will be able to grant RSUs under the 2016 Plan. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one Share. Each RSU award will be evidenced by an award agreement that specifies the number of RSUs subject to the award, vesting criteria (which may include accomplishing specified performance criteria or continued service to us), form of payout, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan. RSUs result in a payment to a participant if the performance goals or other vesting criteria are achieved or the awards otherwise vest. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash, or a combination of both.

Performance Units and Performance Shares. We will be able to grant performance units and performance shares under the 2016 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Each award of performance units or performance shares will be evidenced by an award agreement specifying the number of units or shares (as applicable), the vesting conditions, the performance period, and other terms and conditions of the award, as determined by the administrator, subject to the terms and conditions of the 2016 Plan. Prior to the date of grant, the administrator will establish an initial dollar value for each performance unit. Each performance share will have an initial value equal to the fair market value of a Share on the date of grant. The administrator in its discretion will establish performance goals or other vesting criteria (which may include continued service), which, depending on the extent to which they are met, will determine the number and/

or the value of performance units and performance shares to be paid out. After the grant of performance units or performance shares, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in Shares, or in some combination of both.

Performance Goals. Awards granted under the 2016 Plan that are intended to qualify as performance-based compensation under Section 162(m) will be granted in accordance with additional terms set forth in the 2016 Plan.

The administrator in its discretion may make performance goals applicable to any award granted in its discretion, including but not limited to one or more of the performance goals listed below. If the administrator desires that an award of restricted stock, RSUs, performance shares or performance units under the 2016 Plan intended to qualify as performance-based compensation under Section 162(m), then the award may be made subject to the attainment of performance goal(s) relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement using one or more of the following measures: revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; earnings before interest, taxes and depreciation and amortization; earnings before interest and taxes; net income; expenses; new product development; stock price; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; sales; total stockholder return; free cash flow; net operating income; operating cash flow; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; product development; research and development expenses; completion of an identified special project; completion of a joint venture or other corporate transaction; inventory balance; or inventory turnover ratio.

The performance goal(s) may differ from participant to participant and from award to award. Any criteria used may be measured (as applicable), in absolute or relative terms, in combination with another performance goal or goals, on a per-share or per-capita basis, against the performance of the company as a whole or a segment of the company, and/or on a pre-tax or after-tax basis. Prior to the latest date that would meet the requirements under Section 162(m), the administrator will determine whether any significant elements or items will be included or excluded from the calculation of performance goals with respect to any award recipient. Except as so determined otherwise by the administrator, performance goals will be calculated in accordance with our financial statements, generally accepted accounting principles, or under a methodology established by the administrator prior to the issuance of the award.

Notwithstanding any other terms of the 2016 Plan, if we intend an award granted to a participant to qualify as performance-based compensation under Section 162(m), then in determining the amounts earned by a participant, the administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the administrator deems relevant to the assessment of individual or corporate performance for the performance period. A participant may receive payment under such an award only if the performance goals for the performance period are achieved (unless otherwise permitted by Section 162(m) and determined by the administrator).

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2016 Plan generally will not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or our other securities, or other change in our corporate structure affecting Shares, then in order to prevent diminution or enlargement of the benefits or potential benefits available under the 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the completion of such proposed transaction.

Merger or Change in Control. The 2016 Plan provides that in the event of a merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, including that each award be assumed or substituted by the successor corporation or its parent or subsidiary for an equivalent award for each outstanding award. The administrator will not be required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the awards will become fully exercisable. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant that such award will be exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period.

Plan Amendment; Termination. The administrator has the authority to amend, suspend, or terminate the 2016 Plan provided such action does not impair the existing rights of any participant unless mutually agreed in writing. The 2016 Plan will terminate automatically in 2026, unless we terminate it sooner.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2016 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth the aggregate number of RSUs and PSUs (at target) granted under the 2007 Plan during fiscal 2015 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group. There were no stock options granted to any employees (including our named executive officers) or directors in fiscal 2015.

Name of Individual or Identity of Group and Principal Position	Number of Restricted Stock Units Granted (#)	Dollar Value of Award(s) ($)(1)
Thomas J. Fallon	134,780	2,383,666
Chief Executive Officer
Brad D. Feller	36,380	641,511
Chief Financial Officer
David F. Welch, Ph.D.	85,160	1,494,385
President
Robert J. Jandro	35,260	621,760
Senior Vice President, Worldwide Sales
James L. Laufman	—	—
Senior Vice President, General Counsel and Secretary
All current executive officers as a group	291,580	5,141,322
All current directors who are not executive officers as a group	60,591	1,288,852
All employees (excluding executive officers as a group)	2,181,951	40,320,967

(1)	Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Infinera of awards granted under the 2016 Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options. A participant recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the grant date and the one-year anniversary of the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares on or before the two- or one-year anniversaries described above (a “disqualifying disposition”), he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Nonstatutory Stock Options. A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the Shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired through the exercise of a nonstatutory stock option, any subsequent gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Stock Appreciation Rights. A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any Shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Restricted Stock, Restricted Stock Units, Performance Awards, and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, RSUs, performance shares, or performance units is granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the Shares underlying the award (less any cash paid for the Shares) on the date the award is granted.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plans with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Infinera. We generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our CEO and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2016 Plan and its material terms, setting certain limits on the number of Shares subject to awards and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2016 Plan has been designed to permit (but not require) the administrator to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND INFINERA WITH RESPECT TO THE GRANT AND VESTING OR EXERCISE OF AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY TO WHICH THE SERVICE PROVIDER MAY BE SUBJECT.

Summary

The Board believes that it is in the best interests of our company and our stockholders to continue to provide employees, consultants and directors with the opportunity to acquire an ownership interest in Infinera through the grant of equity awards under the 2016 Plan and thereby encourage them to remain in our service and more closely align their interests with those of our stockholders.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 3—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the 2016 Plan.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2016 and has further directed that we submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm is not required pursuant to our Bylaws, our other governing documents or law. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit, tax and other services provided by Ernst & Young LLP for the fiscal years ended December 26, 2015 and December 27, 2014. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2015	2014
Audit Fees	$1,768,000	$1,563,000
Audit-Related Fees	810,000	—
Tax Fees	73,000	47,000
All Other Fees	2,000	2,000

Total Fees	$2,653,000	$1,612,000

Audit Fees

This category of the table above includes fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements for those fiscal years. The preparation of our audited consolidated financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by Ernst & Young LLP of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting.

Audit-Related Fees

Audit-related fees for fiscal 2015 include fees related to procedures in connection with the acquisition of Transmode during the second quarter of fiscal 2015. Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, audits in connection with proposed or consummated acquisitions and information systems audits.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category of the table above principally includes support and advisory services provided by Ernst & Young LLP that are not included in the service categories reported above.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 4—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Gani and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements included in our 2015 Annual Report with our management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinera.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our 2015 Annual Report for filing with the SEC.

Submitted by the members of the Audit Committee:

Paul J. Milbury, Chairman

Marcel Gani

Kambiz Y. Hooshmand

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of the Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In fiscal 2015, Infinera did not engage in any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2015 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 26, 2015 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	8,174,690	(1)	$7.26	21,395,991	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	8,174,690			21,395,991

(1)	This amount includes the following:
•	2,511,502 shares issuable upon the exercise of outstanding stock options granted under the 2000 Stock Plan and 2007 Plan.
•	4,931,672 shares subject to RSUs granted under the 2007 Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
•

731,516 shares issuable pursuant to outstanding stock awards that have been granted under the 2007 Plan, but not yet earned as of December 26, 2015. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the “Compensation Discussion and Analysis” section. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(2)	This amount includes 6,033,065 shares of common stock available for future issuances under our 2007 ESPP.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), stockholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than November 25, 2016, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting.

To be raised at the 2017 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for the Board that the stockholder wishes to raise at our 2017 Annual Meeting. To be timely, the stockholder notice must be received by our Corporate Secretary no later than February 7, 2017 nor earlier than January 8, 2017, or no later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to stockholders in connection with this year’s Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for the Board, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.infinera.com in the Corporate Governance section on our Investor Relations page.

Under Rule 14a-8 of the Exchange Act, if the date of the 2017 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2017 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2017 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2017 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by Marketwired, Inc., Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2017 Annual Meeting is first made.

If we receive notice of a matter to come before the 2017 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2017 Annual Meeting. If such matter is brought before the 2017 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089, Attention: Corporate Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

/S/ JAMES L. LAUFMAN
James L. Laufman
Senior Vice President, General Counsel and Secretary

Sunnyvale, California

March 24, 2016

APPENDIX A—UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Infinera Corporation

Unaudited Reconciliations from GAAP to Non-GAAP

(In thousands)

	Years Ended
	December 26, 2015	December 27, 2014	December 28, 2013
Revenue	$886,714	$668,079	$544,122
Reconciliation of Gross Profit:
U.S. GAAP as reported	$403,477	$288,304	$218,639
Stock-based compensation	6,090	5,607	7,496
Acquisition-related deferred revenue adjustment	1,326	—	—
Amortization of acquired intangible assets	6,562	—	—
Acquisition-related inventory step-up expense	6,710	—	—
Acquisition-related costs	39	—	—

Non-GAAP as adjusted	$424,204	$293,911	$226,135

Reconciliation of Gross Margin:
U.S. GAAP as reported	45.5%	43.2%	40.2%
Stock-based compensation	0.7%	0.8%	1.4%
Acquisition-related deferred revenue adjustment	0.1%	—	—
Amortization of acquired intangible assets	0.7%	—	—
Acquisition-related inventory step-up expense	0.8%	—	—
Acquisition-related costs	—	—	—

Non-GAAP as adjusted	$47.8%	$44.0%	$41.6%

Reconciliation of Operating Income:
U.S. GAAP as reported	$59,736	$27,342	$(24,186)
Stock-based compensation	32,580	28,394	31,976
Acquisition-related deferred revenue adjustment	1,326	—	—
Amortization of acquired intangible assets	8,904	—	—
Acquisition-related inventory step-up expense	6,710	—	—
Acquisition-related costs	7,280	—	—

Non-GAAP as adjusted	$116,536	$55,736	$7,790

The non-GAAP measures of gross profit, gross margin and operating income exclude non-cash stock-based compensation expenses, acquisition-related costs and certain purchase accounting adjustments. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for gross profit, gross margin and operating income prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

A-1

APPENDIX B—2016 EQUITY INCENTIVE PLAN

INFINERA CORPORATION

2016 EQUITY INCENTIVE PLAN

(Effective as of                     , 2016)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(iv) Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Infinera Corporation, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Covered Employee” means any Service Provider who would be considered a “covered employee” within the meaning of Section 162(m) of the Code.

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 5(e), the Administrator may not implement an Exchange Program.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing under this Section 2(s), for federal, state and local income tax reporting purposes, fair market value will be determined by the Company (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Initial Value” means (i) with respect to any Option or Stock Appreciation Right, the value of such Option or Stock Appreciation Right calculated in accordance with the Black-Scholes option valuation methodology on the grant date, and (ii) with respect to any Award other than an Option or Stock Appreciation Right, the product of (A) the Fair Market Value of one Share on the grant date of the Award and (B) the aggregate number of Shares subject to the Award, as applicable.

(w) “Inside Director” means a Director who is an Employee.

(x) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Outside Director” means a Director who is not an Employee.

(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Participant” means the holder of an outstanding Award.

(dd) “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(ee) “Performance Period” means the time period of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(ff) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 111.

(gg) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 111.

(hh) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.

(ii) “Plan” means this 2016 Equity Incentive Plan, as may be amended from time to time.

(jj) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(kk) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm) “Securities Act” means the Securities Act of 1933, as amended.

(nn) “Section 16(b)” means Section 16(b) of the Exchange Act.

(oo) “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.

(pp) “Service Provider” means an Employee, Director or Consultant.

(qq) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(rr) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(ss) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(tt) “Tax Obligations” means tax, social insurance and social security liability obligations and requirements in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company (or Company’s Parent or Subsidiary, as applicable), (ii) the Participant’s and, to the extent required by the Company (or its Parent or Subsidiary, as applicable), the Company’s (or its

Parent’s or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 7,500,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) that, after the effective date of the Plan, expire, are forfeited or otherwise terminate without having been exercised in full to the extent such awards were exercisable, and Shares issued pursuant to awards granted under the Existing Plan that, after the effective date of the Plan, are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 7,700,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan (unless repurchased as specified in this subsection (b) below). If an Option or Stock Appreciation Right Award expires or becomes unexercisable without having been exercised in full, the unexercised Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If an Award of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares (each, a “Full Value Award”) is forfeited or repurchased by the Company due to failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares used to pay the exercise or purchase price of an Award will cease to be available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to a Full Value Award will be available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under this Plan or the Existing Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 5 and Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 5 of the Plan regarding Incentive Stock Options);

(ix) to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 16 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by law.

5. Limits.

(a) Share Limits. For so long as: (x) the Company is a “publicly held corporation” within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to the Company’s Covered Employees, then, subject to Section 15, the limits specified below shall be applicable to Awards issued under the Plan:

(i) Limits on Options. No Participant shall receive Options during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Options covering up to an additional 1,500,000 Shares.

(ii) Limits on Stock Appreciation Rights. No Participant shall receive Stock Appreciation Rights during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted Stock Appreciation Rights covering up to an additional 1,500,000 Shares.

(iii) Limits on Restricted Stock. No Participant shall receive Awards of Restricted Stock during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted an aggregate of up to an additional 1,500,000 Shares of Restricted Stock.

(iv) Limits on Restricted Stock Units. No Participant shall receive Restricted Stock Units during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted an aggregate of up to an additional 1,500,000 Restricted Stock Units.

(v) Limits on Performance Shares. No Participant shall receive Performance Shares during any Fiscal Year covering in excess of 1,500,000 Shares; provided, however, that in connection with a Participant’s initial service as an Employee, the Participant may be granted up to an additional 1,500,000 Performance Shares.

(vi) Limits on Performance Units. No Participant shall receive Performance Units with an aggregate Initial Value of greater than $7,500,000.

(b) Outside Director Share Limits. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of this Section 5(b).

(c) Vesting Limits. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting by reason of the Participant’s death, Disability or retirement, or upon a major capital change of the Company (including without limitation upon the occurrence of a Change in Control, merger of the Company with or into another corporation or entity, or similar transaction), and provided further, that, notwithstanding the foregoing in this sentence, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions.

(d) Incentive Stock Options.

(i) $100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii) Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. An Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(e) No Exchange Program or Repricing. The Administrator may not implement an Exchange Program.

6. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

7. Stock Options.

(a) Grant of Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 1,500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, the Participant may be granted Options covering up to an additional 1,500,000 Shares.

(c) Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, but in no event shall the term of an Option be more than ten (10) years from the date of grant.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but shall in no event be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to Section 5. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

In the event that the Participant dies while a Service Provider, but before the expiration of the Participant’s Option as set forth in subsections (iii) or (iv), as applicable, all or part of the Option (to the extent vested) may be exercised (prior to expiration) by the Participant’s designated beneficiary, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Law. In the absence of such designated beneficiary (or to the extent not permitted by Applicable Law), such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. Subject to the vesting limitations under Section 5, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goal(s)).

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator in its sole discretion determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 5, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goal(s)).

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(c) relating to the maximum term and Section 7(e) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 54(b), the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goal(s)).

12. Performance-based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 122 will control over any contrary provision in the Plan; provided, however, that the Administrator in its discretion may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goal(s) or other specific criteria or goals but that do not satisfy the requirements of this Section 122.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (i) revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) new product development; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) sales; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; (xxxiv) inventory balance; or (xxxv) inventory turnover ratio. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, business unit, joint venture and/or other segment), and/or (F) on a pre-tax or after-tax basis. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goal(s), within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goal(s) applicable to the Performance Period, (iii) establish the Performance Goal(s), and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goal(s) and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goal(s) have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goal(s) for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13. Service Provider Status.

(a) Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee or Director in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 5), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels, and all other terms and conditions are met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Tax Obligation, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in adverse accounting consequences as the Administrator determines in its sole discretion, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that such Shares are withheld or delivered, as applicable.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding the foregoing, in no event will the Company reimburse any Participant for any taxes that may be imposed upon Participant as a result of Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary, nor will they interfere in any way with the Participant’s right or the right of the Company or any Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon approval of the Plan by the stockholders of the Company. It will continue in effect for a term of ten (10) years from the date of such stockholder approval, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2016. Vote by Internet Go to www.investorvote.com/INFN Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-866-540-5760 within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. 1. ELECTION OF DIRECTORS: For Against Abstain For Against Abstain For Against Abstain 01 - John P. Daane 02 - Marcel Gani 03 - Mark A. Wegleitner For Against Absttan For Against Abstain 2. To approve, on an advisory basis, the compensation of 3. To approve Infinera’s 2016 Equity Incentive Plan. Infinera’s named executive officers, as described in the Proxy Statement. 4. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2016. BB Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the 2016 Annual Meeting of Stockholders. The Proxy Statement and the 2015 Annual Report on Form 10-K to Stockholders are available at: http://www.infinera.com/annual_meeting IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Infinera Corporation Proxy - Infinera Corporation NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 12, 2016 10:00 a.m. Pacific Time Proxy Solicited by the Board of Directors for Annual Meeting to be held May 12, 2016 The undersigned hereby appoints Thomas J. Fallon and James L. Laufman, and each of them (the “Proxies”), with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Infinera to be held on May 12, 2016 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the Nominees listed in Proposal 1 (Election of Directors); FOR Proposal 2 (To approve, on an advisory basis, the compensation of Infinera’s named executive officers); FOR Proposal 3 (To approve Infinera’s 2016 Equity Incentive Plan); and FOR Proposal 4 (To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 31, 2016). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be marked, dated and signed, on the other side)